UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Otter Tail Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2016

Proxy Statement and

Annual Meeting Notice

Otter Tail Corporation

Annual Meeting of Shareholders

Monday, April 11, 2016

10:00 A.M. (CDT)

Bigwood Event Center

Best Western The Falls Inn and Suites

925 Western Avenue

(Highway 210 West and Interstate 94)

Fergus Falls, Minnesota 56537

Coffee will be served at 9:15 A.M. (CDT)

Lunch will follow the meeting.

No reservation is necessary.

Please bring a copy of your Notice of Internet Availability of Proxy Materials or your

Proxy Card to register at the Annual Meeting.

Contact Shareholder

Services for Information

E-mail	sharesvc@ottertail.com

Internet	www.ottertail.com

Fax	218-998-3165

Phone	800-664-1259 or 218-739-8479

Mail	Otter Tail Corporation PO Box 496 Fergus Falls, Minnesota 56538-0496

                    March 1, 2016

To the Holders of Common Shares of Otter Tail Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Otter Tail Corporation, which will be held at the Bigwood Event Center, Best Western The Falls Inn and Suites, 925 Western Avenue, Highway 210 West and Interstate 94, Fergus Falls, Minnesota, 56537 at 10:00 A.M. (CDT) on Monday, April 11, 2016.

Enclosed are a formal Notice of Annual Meeting and the Proxy Statement, which describe the business to be conducted at the meeting. The Board of Directors proposes that shareholders elect Mr. Steven L. Fritze, Ms. Kathryn O. Johnson and Mr. Timothy J. O’Keefe for three-year terms on the Board of Directors. Shareholders will be asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

Otter Tail Corporation uses the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”). Most shareholders will receive the Notice instead of a paper copy of our Proxy Statement, Proxy Card and the 2015 Annual Report on Form 10-K. The Notice contains instructions on how to access those documents over the Internet or, if you prefer, instructions on how to receive paper or e-mail copies of the proxy materials. We believe this process provides shareholders with the information they need in a timely manner while reducing environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you attend the meeting, we encourage you to vote your shares by telephone, Internet or the mail. Instructions on voting your shares are on the Notice or Proxy Card you received for the Annual Meeting.

If your shares are held of record in a brokerage account, please follow the instructions you receive from your broker. Your broker will submit a Proxy Card to Otter Tail Corporation reflecting the votes it receives. Employee Stock Ownership Plan participants should follow the instructions provided by Wells Fargo Bank, N.A.

Sincerely,

Nathan I. Partain Chairman of the Board

Notice of Annual Meeting

Notice is hereby given to the holders of common shares of Otter Tail Corporation that the Annual Meeting of Shareholders of Otter Tail Corporation will be held at the Bigwood Event Center, Best Western The Falls Inn and Suites, 925 Western Avenue, Highway 210 West and Interstate 94, Fergus Falls, Minnesota 56537, on Monday, April 11, 2016, at 10:00 A.M. (CDT) to consider and act upon the following matters:

1.	To elect three Directors to Otter Tail Corporation’s Board of Directors to serve terms of three years.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2016.

3.	To transact such other business as may properly be brought before the meeting.

March 1, 2016

GEORGE A. KOECK

Senior Vice President

General Counsel & Corporate Secretary

Your Vote is Important

Please vote your proxy by telephone or the Internet as described in the instructions on the Notice. Or if you received paper copies of proxy materials, you can also sign, date and return the accompanying Proxy Card in the enclosed envelope, which does not require postage if mailed in the United States. If your shares are held of record in a brokerage account, please follow the instructions you receive from your broker. Your broker will submit a Proxy Card to Otter Tail Corporation reflecting the votes it receives. Employee Stock Ownership Plan (“ESOP”) participants should follow the instructions provided by Wells Fargo Bank, N.A.

The Proxy Statement and Annual Report on Form 10-K were either made available to you over the Internet or mailed to you beginning on or about March 1, 2016. Shareholders who are receiving a paper copy of the Proxy Statement and Annual Report on Form 10-K can elect to receive future reports over the Internet. If you are interested in this option, please contact Shareholder Services by calling our toll free number 800-664-1259 or by e-mail at sharesvc@ottertail.com. To obtain directions to attend the Annual Meeting and vote in person contact Shareholder Services at our toll free number 800-664-1259.

Proxy Statement Questions and Answers

1.	Q: Why am I receiving these materials?

A:	The Board of Directors of Otter Tail Corporation is soliciting proxies and provides these materials in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders to be held on April 11, 2016. As a shareholder you are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement. These materials were made available to shareholders over the Internet or mailed to shareholders beginning on or about March 1, 2016.

2.	Q: Who is entitled to vote at the Annual Meeting?

A:	Only common shareholders of record at the close of business on February 12, 2016, are entitled to vote at the Annual Meeting. As of the record date, 38,002,593 common shares of Otter Tail Corporation were issued and outstanding. Each shareholder is entitled to one vote per share.

3.	Q: What issues may I vote on at the Annual Meeting?

A:	You may vote on (1) the election of three nominees to serve on the Board of Directors; (2) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016; and (3) any other business that is properly brought before the meeting.

4.	Q: How do I vote my shares?

A:	Pursuant to rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent to most of our shareholders the Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report via the Internet. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail unless they request one.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 11, 2016: Our Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at http://www.ottertail.com/annual.cfm

You may vote either in person at the Annual Meeting or by granting a proxy. If you desire to grant a proxy, you have three voting options:

•	by telephone

•	by Internet

•	by Proxy Card

If you intend to vote by proxy, please follow the instructions on the Notice you received for our Annual Meeting of Shareholders. If you received paper copies of our proxy materials, you also received a Proxy Card for voting your shares. To register your vote, complete, date and sign the Proxy Card and return it in the enclosed envelope, or vote your proxy by telephone or Internet in accordance with the voting instructions on the Proxy Card. Voting by proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

5.	Q: May I change my vote?

A:	You have the right to revoke your proxy any time before the Annual Meeting by:

•	providing written notice to an officer of Otter Tail Corporation and voting in person at the Annual Meeting;

•	submitting another proper proxy by telephone or the Internet; or

•	submitting a new written proxy bearing a later date at any time before the proxy is voted at the meeting.

6.	Q: How are the votes counted?

A:	In the election of Directors, you may vote FOR all of the nominees or you may WITHHOLD your vote for one or more nominees. You may vote FOR, AGAINST or ABSTAIN with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016. If you return your signed Proxy Card, but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all nominees, and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

Shares voted as abstentions (or as “withhold authority” as to Directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of the matter as to which the shareholder has abstained.

If your shares are held in the name of a brokerage firm and you do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have discretionary authority to vote. If a broker submits a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more proposals, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting but will not be considered as present and entitled to vote with respect to such proposals. Brokers have discretionary authority to vote on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

7.	Q: Where and when will I be able to find the results of the voting?

A:	Preliminary results will be announced at the Annual Meeting of Shareholders. Otter Tail Corporation will publish the final results in a current report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting. You may also find the results on our website www.ottertail.com.

8.	Q: Who bears the cost of soliciting votes for the Annual Meeting?

A:	Otter Tail Corporation will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to soliciting proxies by mail, employees of Otter Tail Corporation may solicit them by telephone or in person. Employees receive no additional compensation for these solicitation activities.

Outstanding Voting Shares

The total outstanding voting shares of Otter Tail Corporation stock as of February 12, 2016, is 38,002,593. Only common shareholders of record as of February 12, 2016, are entitled to vote at the Annual Meeting of Shareholders. The only persons known to Otter Tail Corporation to own beneficially (as defined by the SEC for proxy statement purposes) more than 5% of the outstanding common shares of Otter Tail Corporation as of February 12, 2016, are as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Cascade Investment, L.L.C. 2365 Carillon Point Kirkland, WA 98033	3,456,499 shs.[1]	9.1%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355-2331	2,679,675 shs.[2]	7.1%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,067,857 shs.[3]	5.4%

(1)	Based on information in an Amendment No. 9 to Schedule 13D jointly filed by Cascade Investment, L.L.C. (“Cascade”) and William H. Gates, III with the SEC on January 6, 2012, with respect to their holdings as of January 5, 2012. According to the filing, the common shares owned by Cascade may be deemed to be beneficially owned by Mr. Gates, as the sole member of Cascade. Michael Larson, Cascade Business Manager, has voting and investment power with respect to the common shares beneficially owned by Cascade. Mr. Larson disclaims beneficial ownership of the common shares beneficially owned by Cascade and Mr. Gates.

(2)	Based on information in an Amendment No. 3 to Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on February 11, 2016 for its holdings as of December 31, 2015, Vanguard reported that it has sole voting power as to 46,768 shares and shared voting power as to 4,300 shares, and sole investment power as to 2,630,807 shares and shared investment power as to the remainder.

(3)	Based on information on Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 27, 2016 for its holdings as of December 31, 2015, BlackRock reported that it has sole voting power as to 1,974,221 shares, and sole investment power as to 2,067,857 shares.

Election of Directors

The Board of Directors of Otter Tail Corporation is composed of nine Directors divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. The terms of Mr. Steven L. Fritze, Ms. Kathryn O. Johnson, and Mr. Timothy J. O’Keefe expire at the time of the 2016 Annual Meeting of Shareholders. The Board of Directors, upon recommendation of the Corporate Governance Committee, nominates Mr. Fritze, Ms. Johnson, and Mr. O’Keefe for election to serve three-year terms ending at the time of the Annual Meeting of Shareholders in 2019. Mr. Fritze and Mr. O’Keefe were each identified as Board candidates by a consultant retained by the Board and were appointed to the Board in August 2013 and April 2014 respectively.

Under Minnesota law, the affirmative vote of a plurality of the common shares present and entitled to vote for Directors is required for the election of the nominees to the Board of Directors. Proxies, unless otherwise directed thereon, will be voted in favor of all nominees. The proxies solicited may be voted for a substitute nominee or nominees in the event that any of the nominees is unable to serve or for good reason will not serve, which is a contingency not now anticipated.

Biographies of the Director nominees and of the continuing Directors are found on the following pages. These biographies include the age of each Director (as of the 2016 Annual Meeting of Shareholders), an outline of his or her business experience and the reasons for his or her selection for the Board. Except as noted in the table on the following pages, each Director and Director nominee has held the same position or another executive position with the same employer for the past five years.

The Board of Directors has determined that, with the exception of Mr. Charles S. MacFarlane, all of the Directors and Director nominees are independent as defined by the NASDAQ Listing Standards.

The Board of Directors recommends a vote FOR the election of all nominees to the Board of Directors.

Name	Background, Basis for Selection, Board Committees	Age	Director Since
Nominees for election for three-year terms expiring in April 2019:
Steven L. Fritze	Eagan, Minnesota Retired Chief Financial Officer Ecolab, Inc. (provider of water, hygiene and energy technologies and services) Director Mortenson Construction, Inc. Mr. Fritze provides the Board with the benefit of his extensive corporate accounting, finance and financial reporting expertise from his service as Chief Financial Officer of Ecolab and from his executive and business management experience gained over 32 years of service to Ecolab in a variety of roles. Mr. Fritze serves on the Audit and Corporate Governance Committees.	61	2013
Kathryn O. Johnson

Hill City, South Dakota

Owner/Principal

Johnson Environmental Concepts

(specializes in applying geochemistry to resource development in the mining industry and remediation of legacy contamination of soil and water)

President

(2011-2013)

Board Member

(2005-present)

South Dakota Board of Regents

Former Board Member

South Dakota Board of Minerals

and Environment

Ms. Johnson provides the Board with a scientific approach to the problems faced by Otter Tail Power Company and the Corporation’s manufacturing companies. She also provides a working understanding of South Dakota state government.

Ms. Johnson serves on the Compensation Committee.

		61	2013
Timothy J. O’Keefe

Grand Forks, North Dakota

Retired Executive Vice President University of North Dakota Alumni Association

Retired Chief Executive Officer University of North Dakota Foundation (non-profit)

Mr. O’Keefe provides the Board his extensive private, public, and not-for-profit business experience earned over a 35-year career and an excellent understanding of the region Otter Tail Power Company serves.

Mr. O’ Keefe is a National Association of Corporate Directors Board Leadership Fellow, having completed NACD’s comprehensive program of study for corporate Directors and ongoing engagement in the Director community.

Mr. O’Keefe serves on the Corporate Governance Committee.

		66	2014

Name	Background, Basis for Selection, Board Committees	Age	Director Since
Directors with terms expiring in April 2018: Karen M. Bohn

Edina, Minnesota

President

Galeo Group, LLC

(management consulting firm)

Director and Board Chair

Ameriprise Certificate Company

Ms. Bohn provides the Board with her business and financial expertise developed over the course of her career in the financial services sector, as well as her insight gained from providing consulting services in the areas of governance, management effectiveness, and strategy to a variety of large and small companies.

Ms. Bohn is a National Association of Corporate Directors Board Leadership Fellow, having completed NACD’s comprehensive program of study for corporate Directors and ongoing engagement in the Director community.

Ms. Bohn serves on the Corporate Governance Committee.

		62	2003
Charles S. MacFarlane

Fergus Falls, Minnesota

President and Chief Executive Officer (since April 2015), Chief Operating Officer (2014-2015), Senior Vice President, Electric Platform (2003-2014)

Otter Tail Corporation

Chief Executive Officer (2007-2014),

President (2003-2014)

Otter Tail Power Company

Mr. MacFarlane provides the Board a direct link to the Executive Management team of Otter Tail Corporation. Mr. MacFarlane is critical to the development and execution of the strategic direction of Otter Tail Corporation. Mr. MacFarlane also provides the Board with the benefit of his business and utility expertise developed over the course of his career at Otter Tail Power Company and Xcel Energy, Inc.

Mr. MacFarlane does not serve on committees.

		51	2015
Joyce Nelson Schuette	Walker, Minnesota Retired Managing Director and Investment Banker Piper Jaffray & Co. (financial services) Ms. Schuette provides the Board the business and financial expertise she has developed over the course of her career, particularly in the area of investment banking. Ms. Schuette serves on the Audit and Compensation Committees.	65	2006

Name	Background, Basis for Selection, Board Committees	Age	Director Since
Directors with terms expiring in April 2017: John D. Erickson	Fergus Falls, Minnesota Former President and Chief Executive Officer Otter Tail Corporation Consultant ECJV Holdings, LLC, an entity controlled by Cascade Investment, L.L.C. As former Chief Executive Officer, Mr. Erickson provides the Board his leadership experience, financial expertise and knowledge of Otter Tail Corporation and the utility industry. Mr. Erickson serves on the Audit Committee.	57	2007
Nathan I. Partain

Chicago, Illinois

Chairman of the Board

Otter Tail Corporation

President and Chief Investment Officer

Duff & Phelps Investment Management Co.

President, Chief Executive Officer and Chief Investment Officer

DNP Select Income Fund, Inc.

(closed-end utility income fund)

Director, DNP Select Income Fund Inc.; DTF Tax-Free Income Inc.; Duff & Phelps Utility and Corporate Bond Trust Inc.; Duff & Phelps Global Utility Income Fund, Inc. (These four closed end investment fund companies share a common board, of which, Mr. Partain is one of ten Directors. These entities constitute a single fund complex under SEC rules).

The Board benefits from the financial expertise Mr. Partain provides, as well as from the knowledge he has acquired regarding the utility industry from 29 years of providing electric utility investment research and management services to institutional clients of Duff & Phelps.

Mr. Partain is a National Association of Corporate Directors Board Leadership Fellow, having completed NACD’s comprehensive program of study for corporate Directors and ongoing engagement in the Director community.

Mr. Partain does not serve on committees.

		59	1993
James B. Stake	Edina, Minnesota Retired Executive Vice President Enterprise Services 3M Company (diversified manufacturing) Director, C. H. Robinson Worldwide, Inc. Mr. Stake provides the Board his business expertise with diversified companies developed during his career at 3M Company, which is particularly relevant to the manufacturing companies of Otter Tail Corporation. Mr. Stake serves on the Audit and Compensation Committees.	63	2008

Meetings and Committees of the Board of Directors

The full Board of Directors of Otter Tail Corporation considers all major decisions of Otter Tail Corporation. The Board of Directors has established a standing Audit Committee, Compensation Committee, and Corporate Governance Committee so that certain important matters can be addressed in more depth than may be possible in a full Board of Directors meeting. Each committee operates under a charter that is reviewed annually by that committee and approved by the Board of Directors.

Pursuant to Otter Tail Corporation’s bylaws and governance guidelines, the Board of Directors determines the best board leadership structure for Otter Tail Corporation. Otter Tail Corporation recognizes that different board leadership structures may be appropriate for companies in different situations. Since 2002 Otter Tail Corporation has had a separate Chairman of the Board and Chief Executive Officer. The Chairman and Chief Executive Officer are elected annually by the Board. Otter Tail Corporation believes that its leadership structure, with a separate Chief Executive Officer and Chairman of the Board, is the optimal structure for Otter Tail Corporation at this time. The Chief Executive Officer and the Chairman of the Board have an excellent working relationship.

The Board of Directors acting as a Risk Committee of the whole retains responsibility for risk oversight for Otter Tail Corporation. The Board of Directors is routinely called upon in the exercise of its business judgment to assess the risk involved in matters brought to it for consideration. As a part of the strategic planning process the Board of Directors assesses the risk involved in the strategic plan of Otter Tail Corporation. In addition the Board of Directors conducts a complete corporate risk assessment at least annually and reviews risk regularly throughout the year.

The full Board of Directors held a total of eight regularly scheduled and special meetings in 2015. In addition to these meetings, the Board of Directors held a planning retreat with senior management in June 2015. During 2015, the Board of Directors met in executive session with only the independent Directors at each meeting. Each Director attended at least 75 percent of the total meetings of the Board of Directors and the meetings of the committees on which he or she served. All Directors attended the Annual Meeting of Shareholders in 2015. It is expected that the Directors and executive officers of Otter Tail Corporation will attend the Annual Meeting of Shareholders in 2016.

Audit Committee

The Audit Committee reviews the financial results of Otter Tail Corporation, reviews accounting, audit and control procedures, and retains and supervises the independent registered public accounting firm. The Audit Committee has oversight responsibility for Otter Tail Corporation’s Code of Conduct. In 2015, this committee was made up of four members of the Board of Directors: Ms. Bohn (until April 13, 2015), Mr. Erickson (since April 13, 2015), Mr. Fritze (Chair), Ms. Schuette and Mr. Stake. The Board has determined that all committee members are independent Directors as defined by the NASDAQ Listing Standards. The Board of Directors has determined that Mr. Erickson, Mr. Fritze and Mr. Stake meet the SEC definition of an audit committee financial expert and all members of the committee are financially literate. The Audit Committee routinely meets in executive session with internal audit and the independent registered public accounting firm without management present. During the course of 2015 the committee received training on new financial issues affecting Otter Tail Corporation. The Audit Committee held four meetings in 2015. For further information on the actions of the Audit Committee, please refer to the Report of the Audit Committee on page 34. The Audit Committee Charter may be reviewed at www.ottertail.com.

Compensation Committee

The Compensation Committee reviews and reports to the Board of Directors on all compensation programs, plans and policies involving Otter Tail Corporation’s Board of Directors and Otter Tail Corporation’s executive officers and it develops, evaluates and recommends for approval all Otter Tail Corporation equity-based compensation plans. The Compensation Committee oversees the administration of the 1999 Employee Stock Purchase Plan, the 1999 Stock Incentive Plan, the 2014 Stock Incentive Plan and the Executive Annual Incentive Plan. The Compensation Committee periodically retains an outside compensation consultant to advise its decision-making process. Management has not used that consultant to an extent that requires disclosure under SEC rules. Subject to ratification by the independent Directors of the Board of Directors, this committee sets compensation for the Directors, the Chief Executive Officer, the Chief Financial Officer and the other executive officers. In 2015, this committee was composed of three members of the Board of Directors: Ms. Johnson, Ms. Schuette and Mr. Stake (Chair). The Board has determined that all committee members are independent Directors as defined by the NASDAQ Listing Standards. The Compensation Committee held five meetings in 2015. For further information on the actions of the Compensation Committee, please refer to the Compensation Discussion and Analysis (“CD&A”) on page 13 and the Report of the Compensation Committee on page 23. The Compensation Committee Charter may be reviewed at www.ottertail.com.

Corporate Governance Committee

The Corporate Governance Committee identifies and recommends to the Board of Directors qualified candidates for election as Directors, Director committee assignments, and actions necessary for the proper governance of Otter Tail Corporation and for the evaluation of the performance of the Board of Directors and Chief Executive Officer. With input from the Chief Executive Officer, the Corporate Governance Committee recommends certain executive officers for annual election. The Corporate Governance Committee reviews issues and developments related to corporate governance practices and makes recommendations to the Board of Directors on changes in structure, rule or practice necessary for compliance and for good corporate governance.

Otter Tail Corporation’s Corporate Governance Committee Charter provides that the skills and characteristics generally required of Directors include diversity, business background and experience, accomplishments, experiences in the businesses related to Otter Tail Corporation and a willingness to make the requisite commitment of time and effort. Accordingly, the Board of Directors has not set minimum standards for Director candidates. Rather, it seeks highly qualified individuals with diverse backgrounds and business and life experiences that will enable them to constructively review and guide management of Otter Tail Corporation. The Corporate Governance Committee considers and evaluates potential Director candidates and makes recommendations to the full Board of Directors. Any shareholder may submit a recommendation for nomination to the Board of Directors by sending a written statement of the qualifications of the recommended individual to the President and Chief Executive Officer, Otter Tail Corporation, Box 9156, Fargo, North Dakota 58106-9156. The Corporate Governance Committee will use the same process for evaluating all nominees, regardless of whether the nominee recommendation is submitted by a shareholder or some other source.

If a shareholder wants to nominate a candidate for election to the Board of Directors, the shareholder must give written notice to the Secretary of Otter Tail Corporation for the nomination to be properly made. Notice must be received at Otter Tail Corporation’s principal executive offices at least 90 days before the date that is one year after the prior year’s regular meeting. The notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the nominee or nominees, (ii) a representation that the shareholder is a holder of record of shares of Otter Tail Corporation entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understanding between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (iv) such other information regarding each nominee proposed by the shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors, and (v) the consent of each nominee to serve as a Director of Otter Tail Corporation if so elected.

The Corporate Governance Committee is composed of three members of the Board of Directors. During 2015, they were Ms. Bohn (Chair), Mr. Fritze and Mr. O’Keefe. The Board has determined that all committee members are independent Directors as defined by the NASDAQ Listing Standards. The Corporate Governance Committee held three meetings in 2015. The Corporate Governance Committee Charter may be reviewed at www.ottertail.com.

Contact with the Board of Directors

Shareholders may contact the Board of Directors by either mail or e-mail. Questions may be sent to the entire Board of Directors, to a particular committee, or to an individual Director. The mailing address is Otter Tail Corporation, Board of Directors, Box 9156, Fargo, North Dakota 58106-9156 and the e-mail address is boardofdirectors@ottertail.com. Although reviewed by the General Counsel, all questions are forwarded to the Board of Directors or to the appropriate committee or Director as determined by the General Counsel.

Director Compensation

In 2013 the Compensation Committee retained Towers Watson (“Towers”) to assess the competitiveness of the compensation provided to Directors of Otter Tail Corporation taking into consideration current market conditions. In December 2013, based on the recommendation of Towers and a review of the peer group data the Compensation Committee decided to increase the retainer for the Chairman of the Board and for the Committee Chairpersons but did not make any adjustments for the remainder of Directors. In December 2014, in consideration of the market analysis conducted in 2013, no changes were made to 2015 Director compensation. In December 2015, a review of Director compensation among peer group companies was conducted. In consideration of the market data and through consultation with Towers, the value of restricted stock awards will be increased beginning in 2016.

Non-employee Directors of Otter Tail Corporation receive an annual retainer for their services as a Director. Non-employee Directors, except the Chairman, receive an annual retainer of $60,000. The Chairman receives an annual retainer of $125,000. Each committee chair receives an additional retainer of $14,000 per year. Directors do not receive a meeting fee for attending Board or committee meetings. In addition, non-employee Directors receive actual expense reimbursement if they are required to furnish their own transportation to Board of Directors or committee meetings outside their city of residence.

Each non-employee Director receives an annual grant of restricted stock, which in 2015 was 1,900 shares granted under the terms of the 2014 Stock Incentive Plan on the date of the Annual Meeting. The shares of restricted stock vest over a period of four years at the rate of 25% per year and are eligible for full dividend and voting rights. The number of shares to be granted in 2016 will approximate a value of $80,000 at time of the award.

Directors may elect to receive their compensation (other than expense reimbursements) in the form of cash, stock or a combination. Directors may elect to defer the receipt of all or part of their cash compensation pursuant to the Otter Tail Corporation Deferred Compensation Plan for Directors. The deferral may be in the form of cash or stock units. Cash deferrals receive interest at a rate equal to 1% over the prime commercial rate of U.S. Bank National Association. Deferrals in the form of stock units are credited quarterly with dividend equivalents equal to the dividend rate on Otter Tail Corporation’s common shares and the deferred amount is paid out in common shares.

Otter Tail Corporation has established a stock ownership guideline for Directors. Directors are expected to hold Otter Tail Corporation stock equal to five times the value of the non-Chair annual retainer ($300,000) to be obtained within five years of beginning service on the Board of Directors. All existing Directors either meet the guidelines or are in the five-year period provided to reach the guidelines.

Director Compensation Table

The following table provides summary compensation information for each Director for the year ending December 31, 2015.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2,3]	Total ($)
Karen M. Bohn[4]	74,000	60,373	134,373
John D. Erickson	60,000	60,373	120,373
Steven L. Fritze[5]	74,000	60,373	134,373
Kathryn O. Johnson	60,000	60,373	120,373
Charles S. MacFarlane[6]	—	—	—
Edward J. McIntyre[7]	—	—	—
Timothy J. O’Keefe	60,000	60,373	120,373
Nathan I. Partain[8]	125,000	60,373	185,373
Joyce Nelson Schuette	60,000	60,373	120,373
James B. Stake[9]	74,000	60,373	134,373

(1)	Includes the aggregate dollar amount of all fees earned or paid in cash for services as a Director (both paid and deferred) including annual retainer and committee chair retainers.

(2)	Represents the aggregate grant-date fair value of restricted stock awards granted to non-employee Directors in 2015 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. The aggregate grant-date fair value of the restricted stock award for the 1,900 shares granted to each non-employee Director on April 13, 2015, was $60,373. In accordance with FASB ASC Topic 718, Otter Tail Corporation chose the grant-date fair value of the restricted stock as the equivalent to the average of the high and low price on the date of the grant ($31.775).

(3)	The number of shares of restricted stock held by each Director at fiscal year-end is as follows: Ms. Bohn, 5,225; Mr. Erickson, 5,225; Mr. Fritze, 4,142; Ms. Johnson, 4,475; Mr. MacFarlane, 6,575; Mr. McIntyre, 0; Mr. O’Keefe, 3,475; Mr. Partain, 5,225; Ms. Schuette, 5,225; and Mr. Stake, 5,225.

(4)	Ms. Bohn is Chair of the Corporate Governance Committee.

(5)	Mr. Fritze is Chair of the Audit Committee.

(6)	Mr. MacFarlane was elected to the Board on April 13, 2015. Mr. MacFarlane did not receive Director compensation for his service as a member of the Board of Directors.

(7)	Mr. McIntyre served on the Board of Directors until April 13, 2015. Mr. McIntyre did not receive Director compensation for his service as a member of the Board of Directors.

(8)	Mr. Partain is Chairman of the Board.

(9)	Mr. Stake is Chair of the Compensation Committee.

Security Ownership of Directors and Officers

Listed in the following table are the number of common shares of Otter Tail Corporation beneficially owned by each Director and each executive officer named in the Summary Compensation Table, as well as the number of shares owned by all Directors and executive officers of Otter Tail Corporation as a group, as of December 31, 2015.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]	Percent Class[1]
John S. Abbott	450
Karen M. Bohn	28,050
John D. Erickson	156,905
Steven L. Fritze	9,333
Kathryn O. Johnson	6,430
George A. Koeck	11,940
Charles S. MacFarlane[3]	97,914
Edward J. McIntyre	121,375
Kevin G. Moug[4]	47,265
Timothy J. O’Keefe	4,000
Nathan I. Partain[5]	45,671
Timothy J. Rogelstad[6]	6,298
Joyce Nelson Schuette	26,432
James B. Stake	26,459
All Directors and executive officers as a group	588,522	1.6%

(1)	Represents outstanding common shares beneficially owned both directly and indirectly as of December 31, 2015. No Director or executive officer beneficially owned more than 1% of the total outstanding common shares as of December 31, 2015. Except as indicated by footnote below, the beneficial owner possesses sole voting and investment powers with respect to the shares shown. No shares owned by any Director or executive officer were pledged as of December 31, 2015. The information provided is based upon 37,857,186 common shares outstanding as of December 31, 2015.

(2)	Includes common shares held by the Trustee of Otter Tail Corporation’s ESOP for the account of executive officers of Otter Tail Corporation with respect to which such persons have sole voting power and no investment power, as follows: Mr. Koeck, 1,068 shares; Mr. MacFarlane, 2,295 shares; Mr. Moug, 291 shares; Mr. Rogelstad, 2,164 shares; and all Directors and executive officers as a group, 5,818 shares.

(3)	Includes 3,619 shares owned by Mr. MacFarlane’s minor children as to which he, as custodian, has voting and investment power.

(4)	Includes 1,449 shares owned jointly with Mr. Moug’s wife as to which he shares voting and investment power. Includes 320 shares owned by Mr. Moug’s children as to which he, as custodian, has voting and investment power.

(5)	Includes 3,000 shares owned jointly with Mr. Partain’s wife as to which he shares voting and investment power.

(6)	Includes 1,610 shares owned jointly with Mr. Rogelstad’s wife as to which he shares voting and investment power.

The information with respect to beneficial ownership of securities of Otter Tail Corporation is based on information furnished to Otter Tail Corporation by each person included in the table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Otter Tail Corporation’s Directors and executive officers and holders of more than 10% of Otter Tail Corporation’s common shares to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of Otter Tail Corporation. Based solely on a review of the Section 16 reports filed by the Directors and executive officers, Otter Tail Corporation believes that during the year ended December 31, 2015, its Directors and executive officers complied with all Section 16(a) filing requirements.

Compensation Discussion and Analysis

Executive Summary

Otter Tail Corporation believes that strong, effective leadership is the cornerstone of its continued growth and success. To be successful, Otter Tail Corporation must be able to attract, retain and motivate highly qualified executive officers with the competencies needed to excel in a rapidly changing marketplace and to understand issues relating to a diverse group of companies in several different industries.

Executive compensation at Otter Tail Corporation is focused on results. Total direct compensation includes base pay, annual cash incentive and stock-based long-term incentive. The mix of pay is designed to reflect a strong bias towards pay for performance by placing a majority of target compensation at risk. The only elements of total direct compensation that are not performance based are base pay and restricted stock units. Annual cash incentive and other stock-based long-term incentive are performance and metric based. Discretion may be exercised only in the individual performance portion of annual cash incentive.

At the 2014 Annual Meeting of Shareholders, Otter Tail Corporation provided shareholders an advisory vote on executive compensation. The shareholders voted to approve, on an advisory basis, the compensation of Otter Tail Corporation’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in Otter Tail Corporation’s Proxy Statement for the 2014 Annual Meeting. The vote was 24,630,886 shares “For” (87.6% of the shares voted), 1,806,830 shares “Against” (6.4% of the shares voted), and 1,692,091 shares “Abstain” (6.0% of the shares voted).

The Compensation Committee takes into account the result of the shareholder vote in determining executive compensation policies and decisions. The Compensation Committee viewed the 2014 vote as a strong expression of the shareholders’ general satisfaction with Otter Tail Corporation’s current executive compensation programs. While the Compensation Committee considered this shareholder satisfaction in determining to continue the present framework of executive compensation programs, decisions regarding incremental changes in the compensation programs and individual compensation were made in consideration of Otter Tail Corporation’s performance, current economic conditions, and individual executive performance as described in more detail below.

Consistent with the shareholders’ preference expressed in voting at the 2011 Annual Meeting of Shareholders, the Board of Directors determined that an advisory vote on the compensation of Otter Tail Corporation’s executive officers will be conducted every three years. The next shareholder advisory vote will take place at the 2017 Annual Meeting of Shareholders.

Purpose and Philosophy

The Compensation Committee of the Board of Directors is responsible for developing and recommending to the Board of Directors the goals and objectives of Otter Tail Corporation’s compensation policies and practices for the executive officers, including the following:

•

Edward J. McIntyre, who became our interim President and Chief Executive Officer on September 8, 2011, and was appointed President and Chief Executive Officer on January 3, 2012. On April 14, 2014 he ceased serving as President on the appointment of Charles S. MacFarlane as President and Chief Operating Officer. On April 13, 2015 he ceased serving as Chief Executive Officer on the appointment of Mr. MacFarlane as President and Chief Executive Officer. He retired on July 1, 2015.

•	Charles S. MacFarlane, who became our President and Chief Executive Officer on April 13, 2015, having been promoted from President and Chief Operating Officer.

•	Kevin G. Moug, our Senior Vice President and Chief Financial Officer.

•	George A. Koeck, our Senior Vice President, General Counsel and Corporate Secretary.

•	Timothy J. Rogelstad, who became our Senior Vice President, Electric Platform, and President, Otter Tail Power Company, on April 14, 2014.

•	John S. Abbott, who became our Senior Vice President, Manufacturing Platform, which includes our manufacturing and plastics reporting segments, on February 11, 2015.

These individuals are referred to in this CD&A as the “executive officers.” Each of these executive officers is included in the Summary Compensation Table and the related tables beginning on page 24.

The Compensation Committee has adopted an Executive Compensation Policy which outlines the overall executive compensation philosophy of Otter Tail Corporation and describes the components of executive compensation for the executive officers.

Otter Tail Corporation provides fair and equitable compensation to its executive officers by combining base pay, annual cash incentive, stock-based long-term incentive, retirement plans, and competitive health, dental and other benefits. The Executive Annual Incentive Plan is designed to reward executives for Otter Tail Corporation’s current year financial success and recognize the responsibilities of the executive officers for meeting Otter Tail Corporation’s financial performance goals. Stock-based incentives focus on long-term performance by aligning the executive officers’ long-term financial interests with Otter Tail Corporation’s shareholders’ interest. Pension and retirement plans are provided to encourage long tenure among the executive officers. Health, dental, vacation and other benefits are designed to be competitive with companies with whom Otter Tail Corporation competes for executive talent.

The key elements of our executive compensation practices are:

•	Pay for performance – A significant proportion of the compensation for the executive officers is at risk and is contingent on company performance.

•

Performance-based vesting – The long-term incentive vests at the end of three years based on total shareholder return compared to the total shareholder return of the companies in the Edison Electric Institute Index and, beginning in 2015, return on equity as well.

•	Caps on incentive payouts – Our short-term incentive and performance share awards are designed to pay out at a maximum of 190% and 150% of target respectively.

•	Share ownership – We require all of our executive officers to own a meaningful amount of Otter Tail Corporation stock.

•	Independent consultant – Our consultant is independent and provides only minimal other work for Otter Tail Corporation and its subsidiaries.

•

Recoupment Policy – The Executive Compensation Policy includes a Recoupment Policy, which provides that, after an accounting restatement, Otter Tail Corporation will attempt to recoup amounts paid to current and former executive officers under the Annual Cash Incentive Plan, the 1999 Stock Incentive Plan or the 2014 Stock Incentive Plan during the prior three years that would not have been paid based on the restated financial statements.

Market Conditions and Peer Group

The Compensation Committee periodically retains a compensation consultant to provide market-based compensation data in connection with its consideration of the compensation of the executive officers. In 2013, the Compensation Committee retained Towers to assess the competitiveness of the compensation provided to executive officers of Otter Tail Corporation taking into consideration current market conditions. To appropriately assess market conditions Towers created a peer group of publicly traded utility, manufacturing and distribution companies of comparable size, heavily weighted to electric utilities to reflect the relative size of Otter Tail Corporation’s operating companies and taking into account other considerations that Towers deemed relevant such as geographic location (the “Peer Group”). The Peer Group is found below:

Company Name	SIC Code (Primary)
ALLETE, Inc.	4931 Electric and other services combined
Apogee Enterprises, Inc.	3231 Glass products made of purchased glass
Avista Corp.	4931 Electric and other services combined
Black Hills Corporation	4911 Electric services
Cleco Corporation	4911 Electric services
El Paso Electric Co.	4911 Electric services
Empire District Electric Co.	4911 Electric services
Graco Inc.	3561 Pumps & pumping equipment
Great Plains Energy, Inc.	4911 Electric services
IDACORP, Inc.	4911 Electric services
ITC Holdings	4911 Electric services
MGE Energy Inc.	4900 Electric, gas & sanitary services
Northwestern Corp.	4931 Electric and other services combined
PNM Resources, Inc.	4911 Electric services
Portland General Electric Co.	4911 Electric services
Tennant Company	3580 Refrigeration & service industry machinery
UIL Holdings Corporation	4911 Electric services
Unitil Corp.	4931 Electric and other services combined
UNS Energy Corp.	4911 Electric services
Vectren Corporation	4932 Gas & other services combined
Westar Energy, Inc.	4931 Electric and other services combined

Towers used this Peer Group as well as other published survey data to compare the compensation provided to the executive officers in the areas of total remuneration, annual incentive, and long-term incentive. The analysis compared both the structure of compensation and the amount of compensation provided to each of the executive officer positions. Towers found that the structure of compensation was in line with market practices. Towers also found that the amount of total compensation and the individual components of compensation provided the executive officers were competitive with market at the 50th percentile. The Compensation Committee used the information provided by Towers in this 2013 analysis as well as an overview of market trends in September 2014 as a reference point in determining 2015 compensation for the executive officers. In addition the Compensation Committee considered individual performance, historical compensation and internal equity as well as regional information. The Compensation Committee received compensation recommendations from Mr. McIntyre for Mr. MacFarlane, Mr. Moug, Mr. Koeck, Mr. Rogelstad and for Mr. Abbott upon his hiring in February 2015. The Compensation Committee may, but is not required, to consider the recommendations. The Compensation Committee did not receive a recommendation for Mr. McIntyre. The Committee also considered this information in determining compensation levels for Mr. MacFarlane as he assumed his new role in April.

In December 2015, in consultation with Towers, we modified our methodology to provide improved market data for all executive positions. For all positions, survey data is now used as the primary benchmark to determine competitive compensation levels. Where appropriate, proxy data was also utilized as a reference for validation of the survey data. The published surveys include the 2015 Towers Watson Energy Services Survey, the 2015 Mercer Executive Survey (Energy Sector), and the Towers Watson CDB General Industry survey. We believe the change in methodology will result in a more consistent and repeatable process for reliable data for all executive positions.

Base Pay

Base pay is a traditional element of compensation provided almost universally by corporations. Base pay is set with reference to the market for similar jobs in the utility and general industry sectors as determined by the Peer Group. An individual executive’s base pay also takes into consideration tenure, experience, skillset and individual performance.

Annual Cash Incentive

The Otter Tail Corporation Executive Annual Incentive Plan provides annual cash incentives to the executive officers for achieving annual performance targets for Otter Tail Corporation, the Electric Platform, or Manufacturing Platform of Otter Tail Corporation depending upon the executive officer’s position and responsibilities. The annual cash incentive is designed to place a significant portion of each executive officer’s annual cash compensation “at risk” depending upon the financial and workplace safety performance of Otter Tail Corporation for that year and on the executive officer’s individual performance. The target annual cash incentive for each executive officer is measured as a percentage of base pay. The target for annual cash incentive is set with reference to the market data for similar jobs in the utility and general industry sectors as determined by the Peer Group and published data.

The financial targets for the annual cash incentive are premised upon the executive officers’ delivering on their financial, safety and individual performance commitments to Otter Tail Corporation as reflected, in part, in the annual budget approved by the Board of Directors.

The Compensation Committee set threshold performance levels in addition to the target performance levels for the financial measures in order to incent the executive officers to strive for the best possible performance in a difficult year and a maximum performance level to reward exceptional performance.

As noted above, the Annual Incentive Plan includes a non-financial measure for workplace safety. One of Otter Tail Corporation’s five core values is safety. Otter Tail Corporation strives to provide safe work places and requires safe work practices throughout its businesses. The Compensation Committee believes that management’s commitment to workplace safety is critical to achieving Otter Tail Corporation’s goals regarding workplace safety. Safety is measured against the weighted average composite case rate for the industries in which Otter Tail Corporation and its subsidiaries operate. The incentive for safety is paid if the weighted average composite case rate of Otter Tail Corporation and its subsidiaries for the year is less than the weighted average composite case rate for the past three years for the industries in which Otter Tail Corporation and its subsidiaries operate. There is no threshold or maximum performance level for the safety performance measure. Subject to the discretion of the Compensation Committee, the safety incentive is not to be paid in a year where there is a workplace fatality due to a workplace accident.

For 2015, the financial measures for the Annual Incentive Plan were corporate earnings per share, corporate return on equity, Electric Platform net income, Electric Platform return on equity and Manufacturing Platform net income. In determining whether a financial measure has been met for the year, actual performance for each measure is to be adjusted by the following items: (1) unusual, extraordinary or nonrecurring events; (2) changes in applicable accounting rules or principles or in the company’s methods of accounting; (3) changes in applicable tax laws or regulations; (4) asset write downs; (5) litigation or claim judgments or settlements; (6) changes in tax law affecting reported results; (7) severance, contract termination and other costs related to exiting business activities; (8) acquisitions; (9) gains or losses from the disposition of businesses or assets; (10) gains or losses from the early extinguishment of debt; and (11) other publicly identified one-time items. The Compensation Committee may exercise discretion to not make an adjustment for one or more of these items if the exercise of that discretion reduces the payout.

The following tables show a breakdown of financial, workplace safety and individual performance targets for each executive officer’s annual cash incentive for 2015 and actual performance for each metric:

2015 Executive Annual Incentive Components and Measurements

		Component Weighting
								Safety[8]
Executive	Bonus Target	Corporate EPS[2]	Corporate ROE[3]	Electric NI4	Electric ROE[5]	Manuf. NI6	Ind Perf[7]	Corporate	Electric	Manuf.
Charles S. MacFarlane (January)	60%	40%	40%				10%	10%
Charles S. MacFarlane[1] (April)	80%	40%	40%				10%	10%
Edward J. McIntyre	80%	40%	40%				10%	10%
Kevin G. Moug	50%	40%	40%				10%	10%
George A. Koeck	50%	35%	35%				20%	10%
Timothy J. Rogelstad	50%	20%		25%	25%		20%		10%
John S. Abbott	50%	30%				40%	20%			10%

Performance Levels	Financial Metric Goals						Ind. Perf. Payout Range	Safety Metric Goals (Payout 0% or 100%)
	Payout Range	Corporate EPS	Corporate ROE	Electric NI	Electric ROE	Manuf. NI		Corporate	Electric	Manuf.
Maximum	200%	$2.00	12.53%	$54,000	11.25%	$28,000	200%	3.7	2.2	4.5
Target	100%	$1.70	10.66%	$48,000	10.00%	$22,800	100%	3.7	2.2	4.5
Threshold	50%	$1.36	8.54%	$43,000	9.00%	$16,400	0%	3.7	2.2	4.5
2015 Actual		$1.58	10.05%	$48,370	10.06%	$16,355	—	3.2	2.9	3.7
2015 Adjusted according to Annual Incentive Plan Provisions		$1.61	10.26%	$48,926	10.18%	$17,638	—	3.2	2.9	3.7
2015 Adjusted following Committee Negative Discretion		$1.56	9.92%	$48,370	10.06%	$16,477	—	3.2	2.9	3.7

1.	Promotion Adjustments. Mr. MacFarlane was granted an additional annual incentive opportunity upon his promotion to President and Chief Executive Officer of Otter Tail Corporation in April 2015 which increased his bonus target from 60% to 80%.

2.	Corporate Earnings Per Share. Each executive officer receives the applicable target percentage of total target payout if Otter Tail Corporation achieves the targeted corporate earnings per share. The award amount is reduced for achievement of the threshold corporate earnings per share and additional increments are paid for performance above the target. The Compensation Committee exercised its discretion to not make an adjustment for a tax law change and for certain impacts relating to the acquisition of Impulse Manufacturing, Inc. in September 2015, thereby reducing the amount of the payout. Otter Tail Corporation exceeded threshold corporate earnings per share in 2015.

3.	Corporate Return on Equity. Mr. MacFarlane, Mr. McIntyre, Mr. Moug, and Mr. Koeck receive the applicable target percentage of total target payout if Otter Tail Corporation achieves the targeted corporate return on equity. The award amount is reduced for achievement of the threshold corporate return on equity and additional increments are paid for performance above the target. The Compensation Committee exercised its discretion to not make an adjustment for a tax law change and for certain impacts relating to the acquisition of Impulse Manufacturing, Inc. in September 2015, thereby reducing the amount of the payout. Otter Tail Corporation exceeded threshold corporate return on equity in 2015.

4.	Electric Platform Net Income. Mr. Rogelstad receives the applicable target percentage of total target payout if the Electric Platform achieves its targeted net income. The award amount is reduced for achievement of threshold net income and additional increments are paid for performance above the target. The Compensation Committee exercised its discretion to not make an adjustment for a tax law change, thereby reducing the amount of the payout. The Electric Platform exceeded target net income in 2015.

5.	Electric Platform Return on Equity. Mr. Rogelstad receives the applicable target percentage of total target payout if the Electric Platform achieves its targeted return on equity. The award amount is reduced for achievement of threshold return on equity and additional increments are paid for performance above the target. The Compensation Committee exercised its discretion to not make an adjustment for a tax law change, thereby reducing the amount of the payout. The Electric Platform exceeded target return on equity for 2015.

6.	Manufacturing Platform Net Income. Mr. Abbott receives the applicable target percentage of total target payout if the Manufacturing Platform achieves its targeted net income. The award amount is reduced for achievement of threshold and additional increments are paid for performance above the target. The Compensation Committee exercised its discretion to not make an adjustment for a tax law change and for certain impacts relating to the acquisition of Impulse Manufacturing, Inc. in September 2015, thereby reducing the amount of the payout. The Manufacturing Platform exceeded threshold net income for 2015.

7.	Individual Performance. Each executive officer receives a percentage of the total target payout based upon individual performance. The actual amount of the award will be determined by the CEO, who may award up to 200% of the target amount, and is subject to approval by the Compensation Committee and ratification by the independent members of the Board of Directors. The CEO’s individual performance award is determined by the Compensation Committee, subject to ratification by the independent members of the Board of Directors.

8.	Safety Incentive. Each executive officer receives 10% of the total target payout if Otter Tail Corporation (Mr. MacFarlane, Mr. McIntyre, Mr. Moug, Mr. Koeck), the Electric Platform (Mr. Rogelstad) and the Manufacturing Platform (Mr. Abbott) achieve their respective targets for workplace safety. The performance level for safety was met by Corporate and the Manufacturing Platform in 2015.

Long-Term Incentives

Long-term incentive compensation for executive officers consists of performance share awards and restricted stock unit awards granted by the Compensation Committee under the Otter Tail Corporation 2014 Stock Incentive Plan.

The performance share awards are designed to tie the long-term incentives for the executive officers to Otter Tail Corporation stock performance and to further align the interests of the executive officers with shareholders. It does so in two ways:

•

First, the number of shares awarded to the executive officers is based on total shareholder return as compared to the total shareholder return of companies in the Edison Electric Institute Index (“EEI Index”) for the three-year period beginning on the first day of the year in which the grant is awarded. The EEI Index is chosen because it is the sector which includes Otter Tail Corporation common shares. Total shareholder return is determined by comparing the stock price appreciation plus the value of dividends reinvested over the three-year period. The EEI Index provides total shareholder returns for the 46 shareholder owned electric utilities. This represents 66.7% of the performance shares granted.

•	Second, the number of shares awarded is based on achieving targeted three-year adjusted return on equity goal. This represents 33.3% of the performance shares granted.

In both cases the value of the shares awarded increases if the target is exceeded and decreases for performance below target but above threshold.

The restricted stock unit awards are also designed to align the interest of the executive officers with that of shareholders. They do so by rewarding continuity of service of the executive officers since the restricted stock unit awards vest over a period of four years and unvested restricted stock units are forfeited upon voluntary termination. In addition, the value of shares awarded increases or decreases with the value provided to shareholders.

In 2015, the Compensation Committee set targeted long-term incentive with reference to the market data for similar jobs in the utility and general industry sectors as determined by the published data and Peer Group.

•

For performance shares, the number of shares actually awarded to each executive officer was calculated in part by dividing the targeted value delivered for each executive officer by grant date fair value based on an average of the first 20 trading days following January 1, 2015, and on the Future Value ROE Performance hurdle (present value with no dividends). This blended rate was $25.32.

•

For restricted stock units, the number of shares actually awarded to each executive officer was calculated by dividing the targeted value delivered for each executive officer by the average closing per share price of Otter Tail Corporation common stock during the 20 trading days following January 1, 2015 ($31.36).

The Compensation Committee approved, and the independent members of the Board of Directors ratified, the grants of performance shares on February 6, 2015. Whether the performance shares become payable will be based on Otter Tail Corporation’s total shareholder return (for 66.7% of the performance shares granted) as compared to the total shareholder returns of the companies that comprise the EEI Index over a three-year period and upon the adjusted three-year return on equity (for 33.3% of the performance shares granted). For the grant awarded in 2015 the three-year period is from January 1, 2015, through December 31, 2017. For purposes of this calculation, total shareholder return equals stock appreciation plus the value of dividends reinvested over the three-year period. The actual payment of common shares may range from 0 to 150% of the target amount and will be paid in 2018. The target amount will be paid if the total shareholder return for Otter Tail Corporation is at the 50th percentile of the total shareholder returns of the companies that comprise the EEI Index over the three-year period or if the executive retires (Mr. Moug and Mr. Koeck only). The threshold performance level is set at the 25th percentile and the maximum performance level is set at the 75th percentile. Payment is capped at target amount should total shareholder return be negative.

Otter Tail Corporation believes the target is appropriate as it indicates performance consistent with the sector over the three-year measurement period. Stronger-than-sector performance is awarded with additional shares. Weaker-than-sector performance is penalized with the executive officers receiving fewer or no shares. The performance shares, to the extent they become payable, are paid in common shares of Otter Tail Corporation.

Whether the remaining 33.3% of the performance shares granted become payable will be based upon the adjusted three-year return on equity of Otter Tail Corporation as compared to the established target. The target is established by the Compensation Committee based on an average of prior year’s annual adjusted return on equity. For purposes of calculation, adjusted return on equity is equal to the average of adjusted return on equity for each of the three years in the performance period. Adjusted return on equity is equal to Otter Tail Corporation’s adjusted earnings divided by the 13 month average of total outstanding common equity using the 13 months ending at the end of the fiscal year. The actual payment of common shares may range from 0 to 150% of the target amount and will be paid in 2018. The target amount will be paid if the adjusted three-year return on equity for Otter Tail Corporation is at the target performance (10%), or if the executive retires (Mr. Moug and

Mr. Koeck only). The threshold performance level is set at 8.5% and the maximum performance level is set at 11%. Otter Tail Corporation believes the target is appropriate as it indicates performance that is above the median return on equity performance in our industry. Stronger-than-target performance is awarded with additional shares. Weaker-than-target performance is penalized with the executive officers receiving fewer or no shares. The performance shares, to the extent they become payable, are paid in common shares of Otter Tail Corporation.

The Compensation Committee approved, and the independent members of the Board of Directors ratified, the grants of restricted stock units on February 6, 2015. The units vest at a rate of 25% per year over a four-year period with the first quarter vesting on February 6, 2016, and the remaining quarters on the same date in 2017, 2018 and 2019. They vest in full upon retirement except that if Mr. MacFarlane, Mr. Rogelstad or Mr. Abbott retires on or before June 30 of the calendar year that includes the grant date, the number of remaining unvested restricted stock units that becomes vested shall be prorated. Following the grant date the executive officers receive cash payments equal to the amount of cash dividends that would have been paid on the shares covered by restricted stock units, subject to forfeiture in certain circumstances.

Other Benefits

The executive officers receive health, dental, life, vacation and other traditional benefits identical to or consistent with the non-executive employees of Otter Tail Corporation.

Total Realized Pay

Otter Tail Corporation believes considering Total Realized Pay, the actual remuneration earned by the executive officers in a particular year, is an important additional measure of total compensation. Information related to Total Realized Pay is meant to supplement, rather than to replace the information found in the Summary Compensation Table. Total Realized Pay reflects the compensation actually paid based on performance, which can differ substantially from compensation as presented in the Summary Compensation Table. For example, total compensation as presented in the Summary Compensation Table contains estimated values of grants of performance shares that are based on multiple assumptions that may or may not be realized and can only be realized at the end of a three-year performance period. In addition, the Summary Compensation Table may show an increase or decrease in change in pension value, depending on the valuation assumptions and discount rates used to calculate present value of pension benefits.

Otter Tail Corporation defines Total Realized Pay as the sum of:

•	Base pay paid with respect to the year;

•	Annual incentive award paid with respect to the year;

•	The value realized upon the vesting of long-term incentive awards of performance shares, stock options, restricted stock and restricted stock units during the year; and

•	Other compensation paid with respect to the year.

When considering Total Realized Pay, Otter Tail Corporation excludes the following:

•

Change in pension value as reported in the Summary Compensation Table, because it is largely driven by accounting and valuation assumptions that do not reflect the compensation realized by the executive officer in a particular year; and

•	The value of long-term incentive awards such as performance shares and restricted stock units that are granted in a particular year, but cannot be earned in that year.

The following table compares Total Realized Pay for our named executive officers employed as of December 31, 2015 to the Total Compensation as presented in the Summary Compensation Table. As noted above, this table is not intended to be a substitute for the Summary Compensation Table.

TOTAL REALIZED PAY

Named Executive Officer	Year	Base Salary ($)[1]	Annual Incentive Awards[2]	Value Realized upon Vesting of Performance Shares, Options and Restricted Stock and Units[3]	Other Compensation[4]	Total Realized Pay ($)	Total Compensation From the Summary Compensation Table($)

Charles S. MacFarlane	2015 2014	517,997 433,858	336,747 360,863	613,635 202,571	7,375 57,505	1,475,754 1,054,797	1,924,855 2,036,971

Edward J. McIntyre	2015 2014	309,000 618,000	234,967 723,662	2,216,676 194,091	161,864 110,658	2,922,507 1,646,411	1,340,989 3,009,195

Kevin G. Moug	2015 2014	418,000 406,000	183,468 302,210	534,393 551,108	7,375 7,750	1,143,236 1,267,068	1,061,939 1,778,913

George A. Koeck	2015 2014	382,000 371,000	173,210 276,419	427,570 441,374	7,550 8,070	990,330 1,096,863	884,858 1,574,689

Timothy J. Rogelstad	2015 2014	325,000 243,926	153,442 135,454	22,292 7,494	9,725 7,743	510,459 394,617	1,127,912 1,107,411

John S. Abbott	2015	265,961	103,943	—	59,066	428,970	669,697

(1)	Base pay paid for the year, as reflected in the “Salary” column of the Summary Compensation Table.

(2)	The total of annual incentive awards earned for the year, as reported in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(3)	Value realized upon vesting of performance shares, options, restricted stock and restricted stock units during the year based on the fair market value of Otter Tail Corporation’s common shares at the time of vesting, as reported in the “2015 Option Exercises & Stock Vested Table” and found at page 29.

(4)	As reported in the “All Other Compensation” column of the Summary Compensation Table.

Stock Ownership Guidelines

Otter Tail Corporation has established common stock ownership guidelines to ensure that the executive officers remain focused on long-term shareholder value. The ownership guidelines provide that an executive’s stock ownership requirement is based on the value of the executive’s holdings as a multiple of the executive’s base salary as of December 31, 2015. The stock ownership guidelines are as follows: Mr. MacFarlane, 5 x base salary; Mr. Moug, Mr. Rogelstad, Mr. Abbott, 2 x base salary and Mr. Koeck, 1 x base salary. For purposes of satisfying the ownership guidelines, vested and unvested shares of restricted stock and restricted stock units are included. New and promoted officers are given five years to meet the guidelines. With the exception of Mr. Koeck, all executive officers met the ownership guidelines.

Retirement Income and Deferred Compensation

Historically, the executive officers of Otter Tail Corporation have provided Otter Tail Corporation with long-term service. Otter Tail Corporation believes that long-term service by its executive officers has been fundamental to its success. Accordingly, Otter Tail Corporation encourages long-term service by providing executive officers security in retirement through its pension and supplemental retirement plans. The executive officers, except for Mr. McIntyre and Mr. Abbott, participate in the plans related to retirement income. Retirement benefits for Mr. McIntyre and Mr. Abbott are described separately below.

Central to providing retirement security and encouraging long-term service by its executive officers are the Otter Tail Corporation Pension Plan (“Pension Plan”) and non-qualified Executive Survivor and Supplemental

Retirement Plan (“ESSRP”). Combined, these plans deliver a defined pension benefit that increases with years of service and compensation. A further description of the benefits under these plans is in the narrative description to the Pension Benefits Table on page 31.

Mr. McIntyre and Mr. Abbott participate in the Executive Restoration Plus Plan (“Restoration Plan”), which was adopted in 2012 for executive officers and certain others who are not eligible to participate in the Pension Plan and the ESSRP. Subject to its annual discretion, Otter Tail Corporation will contribute a sum equal to 6.5% of annual compensation for the plan year in excess of Internal Revenue Code Section 401(a)(17) compensation limit in effect for that year plus 3% of annual compensation to retirement accounts for Mr. McIntyre and Mr. Abbott provided they are employed on the last day of the plan year. Contributions will be made for partial years when they retire. A further description of the benefits under the plan is found in the narrative description to the Pension Benefits Table on page 31.

The executive officers except for Mr. McIntyre and Mr. Abbott, who defer under the Restoration Plan, may elect to participate in a non-qualified deferred compensation plan. The plan offers a relatively low cost, competitive benefit consistent with plans offered by other employers. Participation in the plan is limited to the executive officers of Otter Tail Corporation and certain other employees of Otter Tail Corporation and its subsidiaries. Under the plan, participants may defer up to 50% of their base pay and 100% of their annual cash incentive compensation. The amounts deferred are segregated into one or more accounts chosen by the participant and earn a return based upon the performance of the investment option chosen by the participant. One account under the plan has a beginning distribution date coinciding with retirement. Other accounts may have distribution dates determined by the participant. Deferred contributions are made pre-tax. Each participant makes his or her own investment decisions on the amounts deferred and is solely at risk for investment returns. There are no Otter Tail Corporation contributions to the plan for executive officers and Otter Tail Corporation is not at risk for individual investment returns.

Otter Tail Corporation also provides a 401(k) retirement savings plan in which the employees of Otter Tail Corporation, including the executive officers, may participate. The plan permits all employees to set aside a portion of their income into the 401(k) retirement savings plan and Otter Tail Corporation matches 50% of the first 5% set aside by an employee up to the statutory maximum. Employees hired after September 1, 2006, may be awarded an enhanced employer contribution. In 2015, that award was 4%. The participation of the executive officers is on precisely the same terms as other participants in the plan.

Severance Benefits

Otter Tail Corporation has entered into change in control severance agreements with each of the executive officers, which provide financial protection in the event of a change in control that disrupts the executive officer’s career. These agreements are designed to attract and retain high caliber executive officers, recognizing that change in control protections are commonly provided at comparable companies with which Otter Tail Corporation competes for executive talent. In addition, the change in control protections will enhance the impartiality and objectivity of the executive officers in the event of a change in control situation and better ensure that shareholder interests are protected. The protections contained in the change in control agreements provide for a “double trigger,” which means that there must be both a change in control and a termination of employment for the provisions to apply. A more complete description of the change in control agreements is found in the tabular disclosure in this Proxy Statement found at page 32.

Otter Tail Corporation also provides severance benefits to executive officers upon termination from employment under certain circumstances not involving a change in control pursuant to employment agreements or, in lieu of such agreements, an Executive Severance Plan adopted in February 2015. The employment agreements and the Executive Severance Plan are more fully described in the tabular disclosure in this Proxy Statement found at page 32.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes limits on tax deductions for executive compensation in excess of $1,000,000 paid to certain executive officers. The Compensation Committee’s policy is to take reasonable steps to preserve this tax deduction.

Report of Compensation Committee

The Compensation Committee of Otter Tail Corporation’s Board of Directors is composed of three independent Directors as defined by the NASDAQ Listing Standards and operates under a written charter adopted by the Board of Directors. The Compensation Committee reviewed and discussed with management the foregoing CD&A. Based upon that review and discussion with management and its independent review of the CD&A, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC.

James Stake, Chair

Kathryn Johnson

Joyce Nelson Schuette

Executive Compensation

The following tables and accompanying narrative disclosure and footnotes should be read in conjunction with the CD&A, which sets forth the objectives of Otter Tail Corporation’s executive compensation and benefit program.

Summary Compensation Table

The table below contains information about compensation for the last three fiscal years paid to the individuals who served as Chief Executive Officer and Chief Financial Officer and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2015 (“Named Executive Officers”). Mr. McIntyre retired effective July 1, 2015 but is included as a Named Executive Officer in 2015 in accordance with applicable SEC rules.

2015 SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
Charles S. MacFarlane President and Chief Executive Officer[6]	2015 2014 2013	517,997 433,858 381,000	48,226 53,325 133,350	1,055,003 691,152 351,398	288,521 307,538 120,472	7,733 493,593 —	7,375 57,505 9,512	1,924,855 2,036,971 995,732
Edward J. McIntyre Chief Executive Officer[7]	2015 2014 2013	309,000 618,000 600,000	36,775 86,520 96,000	635,161 1,556,875 1,076,700	198,189 637,142 458,296	— — —	161,864 110,658 95,164	1,340,989 3,009,195 2,326,160
Kevin G. Moug Chief Financial Officer & Sr. Vice President	2015 2014 2013	418,000 406,000 394,000	27,170 40,600 39,400	383,350 346,562 351,398	156,298 261,610 188,092	69,746 716,391 —	7,375 7,750 7,375	1,061,939 1,778,913 980,265
George A. Koeck Sr. Vice President, General Counsel & Corporate Secretary	2015 2014 2013	382,000 371,000 360,000	45,840 64,925 63,000	322,098 293,386 293,974	127,370 211,494 152,628	— 625,814 —	7,550 8,070 8,005	884,858 1,574,689 877,607
Timothy J. Rogelstad Sr. Vice President, Electric Platform; President, Otter Tail Power Company[8]	2015 2014	325,000 243,926	42,250 30,517	240,547 200,838	111,192 104,937	399,198 519,450	9,725 7,743	1,127,912 1,107,411
John S. Abbott Sr. Vice President, Manufacturing Platform; President, Varistar Corporation[9]	2015	265,961	31,956	240,727	71,987	—	59,066	669,697

(1)	In each year bonuses paid to each of the executive officers were based in part upon the achievement of individual goals established at the beginning of the year, undertaking additional work outside of the scope of their normal responsibilities and individual performance as determined by the Chief Executive Officer, subject to approval by the Compensation Committee and ratification by the independent members of the Board of Directors, for each executive officer except for the Chief Executive Officer, whose bonus was determined using the same criteria by the Compensation Committee, subject to ratification by the independent members of the Board of Directors.

(2)

The amounts shown represent the aggregate grant-date fair values of: performance award grants (2015 —$26.99/share, 2014 — $27.99/share for Mr. McIntyre’s award and $19.72/share for all others, 2013 —$37.51/share), restricted stock unit grants (2015 — $31.775/unit for Mr. Abbott’s award and $31.675/unit for all others) and restricted stock grants (2014 — $29.41/share, 2013 — $31.03/share), as determined in accordance with FASB ASC Topic 718 and using the same assumptions as are described at Note 7 to the consolidated financial statements in the Annual Report on Form 10-K of Otter Tail Corporation for 2015. No restricted stock grants were made to executive officers in 2015. The estimated maximum payout value of the performance awards based on the per share grant-date fair value of the awards are as follows: Mr. MacFarlane (2015 — $1,202,405, 2014 — $772,038, 2013 — $547,646); Mr. McIntyre (2015 — $724,682, 2014 — $1,880,928, 2013 — $1,687,950); Mr. Moug (2015 — $437,238, 2014 — $387,498, 2013 —$547,646); Mr. Koeck (2015 — $364,365, 2014 — $325,380, 2013 — $457,622); Mr. Rogelstad (2015 — $275,298, 2014 — $221,850) and Mr. Abbott (2015 — $275,298). Because the amounts shown primarily reflect the value ascribed to performance shares, which are awarded only if Otter Tail Corporation meets certain share price benchmarks over a three-year period as compared to peers for all grants and meets certain return on equity targets for 2015 grants as described in the CD&A, the amount may not represent the value actually received by the executive officers. See the CD&A for a more detailed description.

(3)	Non-Equity Incentive Plan Compensation represents awards earned during 2015, 2014, and 2013 for achieving financial and safety goals under the Executive Annual Incentive Plan. Mr. McIntyre’s payment was based upon prorated salary and the mid-year financial forecast. See the CD&A for a more detailed description.

(4)	This column represents the change in pension value and was determined using the same assumptions as are described at Note 11 to the consolidated financial statements in the Annual Report on Form 10-K of Otter Tail Corporation for each of 2015, 2014, and 2013.

(5)	Amounts reflected in All Other Compensation for 2015 consist of (i) amounts contributed by Otter Tail Corporation under the Otter Tail Corporation 401(k) retirement savings plan for 2015 as follows: Mr. MacFarlane, $6,625; Mr. McIntyre, $6,625; Mr. Moug, $6,625; Mr. Koeck, $6,625; Mr. Rogelstad, $6,625; and Mr. Abbott, $12,813; (ii) the amount of Otter Tail Corporation’s contribution under the Employee Stock Ownership Plan for 2015 which was invested in common shares for the account of Mr. Rogelstad, $2,700; (iii) health savings account contributions as follows: Mr. MacFarlane, $750; Mr. McIntyre, $750; Mr. Moug, $750; Mr. Koeck, $925; Mr. Rogelstad, $400; and Mr. Abbott, $712; (iv) amounts contributed to the Executive Restoration Plus Plan as follows: Mr. McIntyre, $104,278; Mr. Abbott, $8,041; (v) negotiated moving expense allowance to Mr. Abbott, $37,500; and (vi) payment of unused accrued vacation to Mr. McIntyre upon retirement, $50,211.

(6)	Mr. MacFarlane was named Chief Executive Officer on April 13, 2015.

(7)	Mr. McIntyre retired as Chief Executive Officer on April 13, 2015.

(8)	Mr. Rogelstad was named Senior Vice President, Electric Platform and President of Otter Tail Power Company on April 14, 2014.

(9)	Mr. Abbott was named Senior Vice President, Manufacturing Platform and President, Varistar Corporation on April 13, 2015.

Grants of Plan-Based Awards

The following table summarizes the 2015 grants of equity and non-equity awards to the Named Executive Officers.

2015 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: No. of Shares of Stock or Units (#)[4]	Grant-Date Fair Value of Stock and Option Awards ($)[5]
Name	Grant Date[1]	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charles S. MacFarlane	01-Jan-15 06-Feb-15	212,194	385,808	733,035	14,850	29,700	44,550	8,000	1,055,003
Edward J. McIntyre	01-Jan-15 06-Feb-15	271,920	494,400	939,360	8,950	17,900	26,850	4,800	635,161
Kevin G. Moug	01-Jan-15 06-Feb-15	114,950	209,000	397,100	5,400	10,800	16,200	2,900	383,350
George A. Koeck	01-Jan-15 06-Feb-15	105,050	191,000	362,900	4,500	9,000	13,500	2,500	322,098
Timothy J. Rogelstad	01-Jan-15 06-Feb-15	89,375	162,500	308,750	3,400	6,800	10,200	1,800	240,547
John S. Abbott[6]	01-Jan-15 13-April-15	73,137	132,976	252,654	3,400	6,800	10,200	1,800	240,727

(1)	The grant date of all awards is the effective date established by the Compensation Committee and ratified by the independent members of the Board of Directors when approving such awards.

(2)	Represents awards granted to Mr. MacFarlane, Mr. McIntyre, Mr. Moug and Mr. Koeck effective January 1, 2015 under the Executive Annual Incentive Plan and described in the CD&A. The awards are contingent upon Otter Tail Corporation reaching performance targets in three categories of performance: (corporate earnings per share, return on equity, and safety), and individual performance. The workplace safety measure is paid at 100% if the target is met. Each executive is entitled to receive an award in an amount of 50% to 200% of the target for each financial category based upon the performance of Otter Tail Corporation in the category, provided Otter Tail Corporation meets at least the threshold performance level. Each executive is entitled to receive an award in an amount of 0% to 200% of the target for individual performance awarded at the discretion of the Compensation Committee, subject to ratification by the independent members of the Board of Directors, for Mr. McIntyre and Mr. MacFarlane and at the discretion of Mr. MacFarlane and the Compensation Committee, subject to ratification by the independent members of the Board of Directors, for Mr. Moug and Mr. Koeck. This plan and targets are more fully described in the CD&A. The amount actually paid in 2015 is reported in part under “Non-Equity Incentive Plan Compensation” and in part under “Bonus” in the Summary Compensation Table.

Represents an award granted to Mr. Rogelstad effective January 1, 2015 under the Executive Annual Incentive Plan and described in the CD&A. The award is contingent upon Otter Tail Power Company reaching performance targets in three categories of performance: net income, return on equity and safety, and individual performance. Mr. Rogelstad is entitled to receive an award in an amount of 50% to 200% of the target for each financial category based upon the performance of Otter Tail Power Company, provided Otter Tail Power Company meets at least the threshold performance level. The workplace safety measure is paid at 100% if the target is met. Mr. Rogelstad is entitled to receive an award in an amount of 0% to 200% of target for individual performance awarded at the discretion of Mr. MacFarlane and the Compensation Committee, subject to ratification by the independent members of the Board of Directors. The amount actually paid in 2015 is reported in part under “Non-Equity Incentive Plan Compensation” and in part under “Bonus” in the Summary Compensation Table.

Represents an award granted to Mr. Abbott effective February 11, 2015 under the Executive Annual Incentive Plan and described in the CD&A. The award is contingent upon Manufacturing Platform reaching performance targets in two categories of performance: net income and safety, and individual performance. Mr. Abbott is entitled to receive an award in an amount of 50% to 200% of the target for each financial category based upon the performance of Manufacturing Platform, provided Manufacturing Platform meets at least the threshold performance level. The workplace safety measure is paid at 100% if the target is met. Mr. Abbott is entitled to receive an award in an amount of 0% to 200% of target for individual performance awarded at the discretion of Mr. MacFarlane and the Compensation Committee, subject to ratification by the independent members of the Board of Directors. The amount actually paid in 2015 is reported in part under “Non-Equity Incentive Plan Compensation” and in part under “Bonus” in the Summary Compensation Table.

(3)	Represents grants of performance shares to each of Mr. MacFarlane, Mr. McIntyre, Mr. Moug, Mr. Koeck, Mr. Rogelstad and Mr. Abbott that vest dependent upon the three-year total shareholder return as compared to the total shareholder returns for the companies comprising the EEI Index (66.7%) and upon Otter Tail Corporation meeting a three-year target on adjusted return on equity (33.3%). For Mr. Moug and Mr. Koeck in the event of death, disability, retirement at age 62 or older, or a change in control, the performance shares vest assuming the performance goal is at target and in the event of resignation for good reason or termination without cause performance shares vest on a pro rata basis based upon the performance against the goal at the time of termination. For Mr. MacFarlane, Mr. McIntyre, Mr. Rogelstad, and Mr. Abbott, in the event of death, disability, or a change in control, performance awards will be paid at target. In the event of retirement at age 62 or on qualification for early retirement, payment if any, will be made according to financial results at the end of the performance period, except that if the executive retires on or before June 30 in the year of the grant, it shall be prorated according to the number of months worked in the year of grant divided by 12. In the event employment is terminated without cause or resignation for good reason, payment if any, will be made according to financial results at the end of the performance period, prorated according to the number of months employed divided by 36 months. Holders of performance shares do not have any of the rights of a shareholder unless and until they receive common shares. The awards of performance shares are more fully described in the CD&A.

(4)	Represents restricted stock units granted to Mr. MacFarlane, Mr. McIntyre, Mr. Moug, Mr. Koeck, Mr. Rogelstad and Mr. Abbott that vest ratably on February 6, 2016, February 6, 2017, February 6, 2018 and February 6, 2019, provided they are employed by Otter Tail Corporation on those dates. For Mr. Moug and Mr. Koeck restricted stock units vest in full upon disability, death, retirement or a change in control. For Mr. MacFarlane, Mr. McIntyre, Mr. Rogelstad, and Mr. Abbott, restricted stock units vest in full upon disability, death or a change in control. Upon retirement at age 62 or on qualification for early retirement, shares shall vest except that if the executive officer retires on or before June 30 of the calendar year that includes the grant date, the shares vested will be prorated according to the number of months worked in the year of grant divided by 12. The executive officers do not have voting rights in the restricted units and receive cash payments equal to the amount of cash dividends that would have been paid on the shares covered by restricted stock units, subject to forfeiture in certain circumstances.

(5)	The amounts shown represent the aggregate grant-date fair value of the stock awards as determined in accordance with FASB ASC Topic 718. Because the amounts indicated include the value ascribed to performance shares, which are awarded only if Otter Tail Corporation meets certain share price benchmarks as compared to peers (67%) or certain adjusted return on equity goals (33%) as described in the CD&A, the amount may not reflect the value actually provided to the executive officers. See the CD&A for a more detailed description.

(6)	Mr. Abbott was hired on February 11, 2015.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the total outstanding equity awards as of December 31, 2015 for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

		Stock Awards
Name	Year	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[2]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
Charles S. MacFarlane	2015	8,000	213,040	14,850	395,456
	2014	4,500	119,835	13,050	347,522
	2013	1,250	33,288
	2012	825	21,970
Edward J. McIntyre	2015	4,800	127,824	8,950	238,339
	2014			32,200	857,486
	2013			22,500	599,175
Kevin G. Moug	2015	2,900	77,227	5,400	143,802
	2014	1,217	32,395	6,550	174,427
	2013	676	18,002
	2012	514	13,675
George A. Koeck	2015	2,500	66,575	4,500	119,835
	2014	940	25,026	5,500	146,465
	2013	506	13,475
	2012	373	9,933
Timothy J. Rogelstad	2015	1,800	47,934	3,400	90,542
	2014	1,350	35,951	3,750	99,863
	2013	250	6,658
	2012	1,250	33,288
John S. Abbott	2015	1,800	47,934	3,400	90,542

(1)	The awards for 2012, 2013 and 2014 are shares of restricted stock that vest ratably (25% per year) over a four-year period. The award for 2015 is restricted stock units that vest ratably (25% per year) over a four-year period.

(2)	The unvested performance shares for Mr. MacFarlane, Mr. McIntyre, Mr. Moug, Mr. Koeck, Mr. Rogelstad and Mr. Abbott are reported at threshold as determined by SEC rules. The actual number of shares paid, which may range from zero to maximum, shall be determined by the Compensation Committee after it determines whether the performance goals have been met at the conclusion of 2016 and 2017. This typically occurs in February of each year.

Option Exercises and Stock Vested in Last Fiscal Year

The following table provides information on option exercises and stock vested in 2015 related to the Named Executive Officers and the resulting value realized.

2015 OPTION EXERCISES & STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Charles S. MacFarlane	3,000	22,132	18,645	591,503
Edward J. McIntyre			72,186	2,216,676
Kevin G. Moug			16,862	534,393
George A. Koeck			13,492	427,570
Timothy J. Rogelstad			700	22,292
John S. Abbott			—	—

(1)	The value realized on the exercise of stock options is the difference between the fair market value of Otter Tail Corporation’s common shares at the time of exercise and the exercise price contained in the award agreement of the stock option. The value realized on the vesting of stock awards is the fair market value of Otter Tail Corporation’s common shares at the time of vesting. The fair market value as used in this table is the average of the high and low price of Otter Tail Corporation’s common shares on the date of exercise or vesting.

Pension, ESSRP, and Restoration Plus Plans

The Pension Plan is a tax-qualified defined benefit pension plan. Employees of Otter Tail Corporation and non-union employees of Otter Tail Power Company hired prior to September 1, 2006, and union employees of Otter Tail Power Company hired prior to November 1, 2013 (January 1, 2009 for Coyote Station employees) are eligible to participate in the Pension Plan. Benefits for Mr. MacFarlane, Mr. Moug and Mr. Koeck are determined by multiplying 37% of final average earnings (as defined in the Plan) by a fraction the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. For these executive officers, final average earnings is determined using the 42 consecutive months out of the last 10 consecutive years prior to the participant’s retirement which produces the highest average salary. In addition, for each year of benefit accrued service earned in excess of 30 years, the executive’s benefit will increase by 1% up to a maximum of 110% of the benefit. For Mr. Rogelstad, the benefit is determined by multiplying 38% of his final average earnings by a fraction the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. Final average earnings for Mr. Rogelstad is determined by using the 30 consecutive months out of the last 10 years prior to the participant’s retirement that produces the highest average salary. A full pension benefit is paid if the executive officer retires after he or she reaches age 62. If the executive officer commences payment prior to age 62, there is a reduction in pension benefit on a scale beginning at 5% at age 61 and ending at 39% at age 55, the earliest age at which the pension benefit may be received. The Pension Plan does not provide for a lump sum distribution. The Pension Plan does not contemplate, nor have there been granted, additional years of credited service.

Mr. McIntyre and Mr. Abbott are not eligible to participate in the Pension Plan.

Mr. Moug, Mr. MacFarlane, Mr. Koeck and Mr. Rogelstad participate in the ESSRP. Participation in the ESSRP is determined by the Compensation Committee. Mr. Koeck will receive retirement benefits under the ESSRP equal to the greater of the following:

(1)	A benefit equal to 70% of the participant’s final average earnings (as defined in the ESSRP) offset by the participant’s social security benefit and the amount of the participant’s benefit from Otter Tail Corporation’s tax-qualified defined benefit Pension Plan; provided the amount of this benefit will not increase after December 31, 2010. The benefit amount accrues over a 15-year period. If this benefit is applicable, it will be paid for 15 years to the participant or the participant’s beneficiary, or for such longer period of time as the participant lives. Final average earnings under the ESSRP is the average of the participant’s total cash payments (base pay and bonus) paid to the participant during the highest consecutive 42 months in the 10 years prior to the date as of which final average earnings is determined.

(2)	The benefit calculated under Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, modified to include the participant’s bonus in the computation of covered compensation and to exclude any statutory compensation and benefits limit, and offset by the participant’s benefit from the tax-qualified defined benefit Pension Plan. If this benefit is applicable, it will be paid in the same form as the participant’s tax-qualified defined benefit Pension Plan benefit.

Mr. Moug, Mr. MacFarlane and Mr. Rogelstad will receive retirement benefits under the ESSRP equal to the greater of the following:

(1)	A benefit equal to 65% of the participant’s final average earnings (as defined in the ESSRP) offset by the participant’s social security benefit and the amount of the participant’s benefit from Otter Tail Corporation’s tax-qualified defined benefit Pension Plan provided that the amount of this benefit will not increase after December 31, 2010. The benefit amount accrues over a 15-year period. If this benefit is applicable, it will be paid for 15 years to the participant or the participant’s beneficiary or for such longer period of time as the participant lives. Final average earnings for Mr. Moug is defined in the same manner as for Mr. Koeck. Final average earnings for Mr. MacFarlane and Mr. Rogelstad is defined as the average of the total cash payments (base pay and bonus) paid to the participant during the highest consecutive 30 months in the 10 years prior to the date as of which final average earnings is determined.

(2)	The benefit calculated under Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, modified to include the participant’s bonus in the computation of covered compensation and to exclude any statutory compensation and benefit limits, and offset by the participant’s benefit from the tax-qualified defined Pension Plan. If this benefit is applicable, it will be paid in the same form as the participant’s tax-qualified defined benefit Pension Plan benefit.

The executive officers are all vested in their benefits under the ESSRP. Mr. Moug and Mr. Koeck were granted an additional 5 and 3.6 years of service, respectively, under the ESSRP as of January 1, 2005. These increases were designed to more equitably apply the reduction in benefits caused by the January 1, 2005 Amendment to the ESSRP. The ESSRP does not provide for a lump sum distribution.

If an executive officer under the ESSRP dies while employed by Otter Tail Corporation, Otter Tail Corporation will pay the participant’s beneficiary an amount equal to four times the participant’s annual salary and bonus at the time of death. If an executive officer under the ESSRP dies after retirement or dies after termination for other reasons with a vested benefit, Otter Tail Corporation will pay the participant’s beneficiary a lesser amount, depending upon the executive officer’s age at death and his or her vested percentage.

If an executive officer retires prior to age 62 or terminates employment prior to retirement with a vested benefit in the ESSRP, the executive officer will receive a reduced benefit amount. If a participant dies while still employed, his or her beneficiary will receive the actuarial equivalent of the participant’s benefit in 15 annual installments. Upon a change in control (as defined in the ESSRP), or in the event of the death of the executive officer while actively employed by Otter Tail Corporation, the executive officer becomes 100% vested in his or her accrued benefit. In the event of disability, years of credited service and years of participation continue to accrue under the ESSRP until such time as payments under Otter Tail Corporation’s long-term disability plan end. The Board of Directors has the right to amend, suspend or terminate the ESSRP, but no such action can reduce the benefits already accrued.

Mr. McIntyre participated and Mr. Abbott participates in the Executive Restoration Plus Plan, which is a nonqualified defined contribution plan. The Plan permits a participant to defer up to 50% of salary in 1% increments and up to 100% of annual cash incentive compensation in 1% increments. In addition, subject to its annual discretion, Otter Tail Corporation will contribute a sum equal to 6.5% of the annual compensation for the plan year in excess of Internal Revenue Code Section 401(a)(17) compensation limit in effect for that plan year plus 3% of annual compensation to the deferral and retirement accounts for Mr. McIntyre and Mr. Abbott, provided they are employed on the last day of the plan year. The Plan provides that each participant makes his or her own investment decisions on the amounts deferred and on the amounts contributed by Otter Tail Corporation and is solely at risk for investment returns. A participant’s elected deferred sub-account will be fully vested at all times. A participant’s employer contributions sub-account will be vested to the same extent he or she is vested in any employer contributions under the Otter Tail Corporation Retirement Savings Plan provided, however, that a participant will become fully vested in their employer contribution sub-account upon death, becoming disabled, or a change in control, provided the date on which the participant becomes fully vested in the employer contributions as a result of any of those events occurs while the participant is actively employed by or associated with Otter Tail Corporation. The Plan was amended in February 2015 to allow for full vesting of employer contributions if retiring at or after age 62 and to allow Otter Tail Corporation to make restorative or other discretionary contributions on behalf of participants.

If a participant separates from service or becomes disabled, the vested portion of the participant’s account will be paid in a lump sum. If a participant dies while still employed, the participant’s vested account will be paid to the participant’s beneficiary in a lump sum payment. The Board of Directors has the right to amend, suspend or terminate the Executive Restoration Plus Plan, but no such action can reduce the benefits already accrued.

The following table summarizes the number of years of credited service and present accumulated value of the pension benefits for Mr. Moug, Mr. MacFarlane, Mr. Koeck and Mr. Rogelstad under the Otter Tail Corporation Pension Plan and ESSRP. Payments made for Mr. McIntyre and Mr. Abbott under the Executive Restoration Plus Plan are found on the Non-Qualified Deferred Compensation Table and in the Summary Compensation Table.

2015 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)
Charles S. MacFarlane	Pension Plan ESSRP	14.08 9.00	488,000 1,340,020	— —
Edward J. McIntyre	Pension Plan ESSRP	— —	— —	— —
Kevin G. Moug[2]	Pension Plan ESSRP	14.00 14.00	627,000 2,627,746	— —
George A. Koeck[3]	Pension Plan ESSRP	16.33 14.60	916,000 2,667,098	— —
Timothy J. Rogelstad	Pension Plan ESSRP	26.50 8.00	759,000 355,423	— —
John S. Abbott	Pension Plan ESSRP	— —	— —	— —

(1)	The present value of the accumulated benefit for the Pension Plan and ESSRP is calculated in accordance with FASB ASC Topic 715. See Note 11 to the consolidated financial statements in the 2015 Annual Report on Form 10-K of Otter Tail Corporation for the policy and assumptions made in the valuation of this accumulated benefit.

(2)	Includes 5 years of additional credited service which results in an additional accumulated benefit at present value of $1,160,679.

(3)	Includes 3.6 years of additional credited service which results in an additional accumulated benefit at present value of $637,140.

Non-Qualified Deferred Compensation

The following table presents information on non-qualified deferred compensation for the Named Executive Officers.

2015 NON-QUALIFIED DEFERRED COMPENSATION1

Name	Executive Contributions in Last FY ($)[2]	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)[2]	Aggregate Withdrawals / Distributions ($)	Registrant Contributions to Executive Restoration in Last FY3	Aggregate Balance at Last FYE ($)[4]
Charles S. MacFarlane	149,872	—	17,492	—	—	1,265,506
Edward J. McIntyre	—	—	(17,806)	—	197,036	608,640
Kevin G. Moug	20,900	—	14,128	—	—	340,098
George A. Koeck	—	—	—	—	—	—
Timothy J. Rogelstad	6,500	—	(65)	—	—	6,435
John S. Abbott	132,981	—	(2,117)	—	8,041	138,905

(1)	The terms of Otter Tail Corporation’s Non-Qualified Deferred Compensation Plan are described in the CD&A.

(2)	The amounts reported in the Executive Contributions column are also reported as compensation to the Named Executive Officers in the Summary Compensation Table while the amounts in the Aggregate Earnings column are not.

(3)	The terms of Otter Tail Corporation’s Executive Restoration Plus Plan are described in the Pension, ESSRP and Restoration Plus Plans section. The amounts reported in this column are also reported in the Summary Compensation Table.

(4)	The amounts related to Executive Contributions reported in this column were previously reported in Summary Compensation Tables of Otter Tail Corporation, while the amounts related to Aggregate Earnings were not.

Potential Termination Payments Upon a Change in Control

Otter Tail Corporation has entered into change in control severance agreements (the “Severance Agreements”) with the Named Executive Officers. The Severance Agreements provide for certain payments and other benefits if, following a Change in Control, Otter Tail Corporation terminates the executive officer’s employment without Cause or the executive officer terminates his or her employment for Good Reason. Such payments and benefits include: (i) severance pay equal to two times the sum of the executive officer’s salary (at the highest annual rate in effect during the two years prior to the termination) and average annual incentive compensation (for the two years prior to the termination); (ii) two years of continued life, health and disability insurance; (iii) the payment of legal fees and expenses relating to the termination; and (iv) the termination of any noncompetition arrangement between Otter Tail Corporation and the executive officer. Under the Severance Agreements, “Cause” is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to Otter Tail Corporation; “Good Reason” is defined to include a material change in the employee’s responsibility or status, a reduction in salary or benefits, or a mandatory relocation; and “Change in Control” is defined to include a change in control of the type required to be disclosed under SEC proxy rules, acquisition by a person or group of 35% of the outstanding voting stock of Otter Tail Corporation, a proxy fight or contested election that results in Continuing Directors (as defined in the Agreements) not constituting a majority of Otter Tail Corporation’s Board of Directors, or another event the majority of the Continuing Directors determines to be a Change in Control.

Potential Termination Payments due Outside a Change in Control

Otter Tail Corporation has entered into employment agreements (the “Employment Agreements”) with Mr. Moug and Mr. Koeck. Mr. MacFarlane, Mr. Rogelstad and Mr. Abbott are participants in the Executive Severance Plan. The Employment Agreements provide that if Otter Tail Corporation terminates the employment of the executive officer for Cause or if the executive officer terminates the employment relationship without Good Reason (as defined in the Employment Agreements) the executive officer will receive base pay and benefits through the date of termination. Alternatively, if Otter Tail Corporation terminates the employment of the executive officer for any other reason, or if the executive officer terminates the employment relationship for Good Reason, Otter Tail Corporation will pay a severance payment equal to 1.5 times the sum of the executive officer’s base pay plus his most recent annual cash incentive payment in full satisfaction of Otter Tail Corporation’s obligations to the executive officer. The Executive Severance Plan provides Mr. Rogelstad and Mr. Abbott with a severance payment under similar circumstances equal to 1.5 times the sum of base pay plus the target annual cash incentive payment and for Mr. MacFarlane 2.0 times the sum of base pay plus the target annual cash incentive payment.

The following table presents information regarding potential payments pursuant to the agreements described above, the 1999 Stock Incentive Plan and the 2014 Stock Incentive Plan for each of the executive officers named below assuming the event took place on December 31, 2015.

SUMMARY OF TERMINATION PROVISIONS1

	No Change in Control			Change in Control
Name	For Cause ($)	Death/Disability ($)	Without Cause ($)	($)
Charles S. MacFarlane[2]	—	1,874,086	1,909,495	4,180,182
Kevin G. Moug[3]	—	777,782	1,253,596	2,407,371
George A. Koeck[4]	—	647,615	1,129,273	1,935,413
Timothy J. Rogelstad[5]	—	504,639	751,370	1,375,443
John S. Abbott[6]	—	229,018	695,120	849,250

(1)	For purposes of these calculations, the price per share is the closing price of Otter Tail Corporation’s common shares on December 31, 2015.

(2)	For Mr. MacFarlane, Death/Disability consists of performance shares vesting at target in the amount of $1,485,954 and restricted stock vesting in the amount of $388,132; Without Cause consists of severance in the amount of $1,821,616 and pro-rata performance shares vesting in the amount of $87,879; Upon a Change in Control consists of performance shares vesting at target in the amount of $1,485,954, severance in the amount of $1,664,685, restricted stock vesting in the amount of $388,132, three additional years of credited service under the ESSRP in the amount of $609,957 and a health benefit in the amount of $31,454.

(3)	For Mr. Moug, Death/Disability consists of performance shares vesting at target in the amount of $636,457 and restricted stock vesting in the amount of $141,325; Without Cause consists of restricted stock vesting in the amount of $141,325, pro-rata performance shares vesting in the amount of $31,956, and severance in the amount of $1,080,315; Upon a Change in Control consists of performance shares vesting at target in the amount of $636,457, severance in the amount of $1,365,702, restricted stock vesting in the amount of $141,325, three additional years of credited service under the ESSRP in the amount of $232,135; and a health benefit in the amount of $31,751.

(4)

For Mr. Koeck, Death/Disability consists of performance shares vesting at target in the amount of $532,600 and restricted stock vesting in the amount of $115,015; Without Cause consists of restricted stock vesting in the amount of $115,015, pro-rata performance shares vesting in the amount of $26,630, and severance in the amount of $987,629; Upon a Change in Control consists of performance shares vesting at target in the amount of $532,600, severance in the amount of $1,256,047, restricted stock vesting in the amount of $115,015 and a health benefit in the amount of $31,751.

(5)	For Mr. Rogelstad, Death/Disability consists of performance shares vesting at target in the amount of $380,809 and restricted stock vesting in the amount of $123,830; Without Cause consists of severance in the amount of $731,250, and pro-rata performance shares vesting in the amount of $20,120; Upon a Change in Control consists of performance shares vesting at target in the amount of $380,809, severance in the amount of $830,454, restricted stock vesting in the amount of $123,830, and a health benefit in the amount of $40,351.

(6)	For Mr. Abbott, Death/Disability consists of performance shares vesting at target in the amount of $181,084 and restricted stock vesting in the amount of $47,934; Without Cause consists of severance in the amount of $675,000, and pro-rata performance shares vesting in the amount of $20,120; Upon a Change in Control consists of performance shares vesting at target in the amount of $181,084, severance in the amount of $600,000, restricted stock vesting in the amount of $47,934, and a health benefit in the amount of $20,232.

Compensation Policies and Risk

Otter Tail Corporation believes that its compensation policies and practices for its employees are such that they are not likely to create risk that would have a material adverse effect on Otter Tail Corporation. As described in this Proxy Statement, the executive officers of Otter Tail Corporation are paid two forms of incentive compensation. Short-term incentives are measured against earnings per share, platform net income, platform return on equity, workplace safety and individual performance. These financial and safety measures are transparent, subject to review and the recoupment policy, and can be verified by audit. Only a portion of short-term incentive, individual performance, is discretionary. Otter Tail Corporation’s long-term incentives are based upon stock performance and return on equity and are transparent and subject to review and the recoupment policy. In short, Otter Tail Corporation believes there is little room for manipulation and a relatively low level of risk. To the extent that incentive compensation is used for other employees at Otter Tail Corporation, consistent practices are followed. Otter Tail Corporation’s disclosure in this Proxy Statement was considered and discussed first by the executive team, including its Vice President of Human Resources, and then by the Compensation Committee and the Board of Directors.

Report of Audit Committee

The Audit Committee of Otter Tail Corporation’s Board of Directors is composed of four independent Directors (as defined by the NASDAQ Listing Standards), and operates under a written charter adopted by the Board of Directors. The Audit Committee retains and supervises Otter Tail Corporation’s independent registered public accounting firm, currently Deloitte & Touche LLP.

Management is responsible for Otter Tail Corporation’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Otter Tail Corporation’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that Otter Tail Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). Otter Tail

Corporation’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the consolidated financial statements and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC.

Steven L. Fritze, Chair

John D. Erickson

Joyce Nelson Schuette

James B. Stake

Ratification of Independent Registered

Public Accounting Firm

At the Annual Meeting of Shareholders, the Board of Directors will propose that shareholders ratify the appointment of the firm of Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of Otter Tail Corporation for 2016. This firm has no direct or indirect financial interest in Otter Tail Corporation.

The Audit Committee of Otter Tail Corporation’s Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for 2016. Shareholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Otter Tail Corporation and its shareholders.

A partner of the independent registered public accounting firm of Deloitte & Touche LLP will be present at the Annual Meeting to answer questions and to make a statement if he or she desires to do so. An affirmative vote of a majority of the common shares present and entitled to vote with respect to the ratification of the independent registered public accounting firm is required for ratification. Proxies, unless otherwise directed thereon, will be voted in favor of this proposal. The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for 2016.

Fees

Aggregate fees that Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) billed to Otter Tail Corporation for 2015 and 2014 are as follows.

Fees for Professional Services

	2015		2014
Total Audit Fees	$1,303,600	(a)	$1,270,738	(b)
Audit-Related Fees	—		—

Total Audit and Audit-Related Fees	1,303,600		1,270,738
Tax Fees	180,168	(c)	228,369	(d)
Other Fees	2,000	(e)	2,000	(e)

Total Fees Paid to Deloitte Entities	$1,485,768		$1,501,107

(a)	2015 audit fees, per engagement letter, of $1,050,000, plus $20,000 for additional audit work required as part of the audit, estimated expenses for 2015 audit of $80,000, and $153,600 related to three comfort letters and four registration statements.

(b)	2014 audit fees, per engagement letter, of $1,075,000 and expenses for 2014 audit of $77,838, and $117,900 related to three comfort letters and one registration statement.

(c)	Includes fees for tax planning in the amount of $16,530, tax advice in the amount of $27,400, and tax compliance in the amount of $136,238.

(d)	Includes fees for tax planning in the amount of $8,340, tax advice in the amount of $80,216, and tax compliance in the amount of $139,813.

(e)	Fees related to use of Deloitte’s Accounting Research Tool.

Pre-Approval of Audit/Non-Audit Services Policy

Otter Tail Corporation’s Audit Committee has adopted, and the Board of Directors has ratified, the Audit and Non-Audit Services Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. The independent registered public accounting firm has reviewed this policy and believes that implementation of the policy will not adversely affect the firm’s independence.

Four categories of services have been defined by Otter Tail Corporation within the policy to provide a consistent framework for assessment, decision-making, approval and reporting. The following is a summary of the key provisions of the policy.

Audit services are specified services directly related to performing the independent audit of Otter Tail Corporation and its subsidiaries. The independent registered public accounting firm will submit to the Audit Committee for pre-approval the scope and estimated fees associated with the current year audit at the August Audit Committee meeting.

Audit-related services are specified services that are related extensions of audit services and are logically performed by the independent registered public accounting firm. Additional services exceeding the specified pre-approved limits require specific Audit Committee approval.

Tax services are specified services related to tax matters. Using the independent registered public accounting firm for these matters creates efficiencies, minimizes disruption, or preserves confidentiality. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.

Other services include (a) “synergistic” services for which utilizing the independent registered public accounting firm creates efficiencies, minimizes disruption, or preserves confidentiality, or (b) “unique qualifications” services for which management has determined that the independent registered public accounting firm possesses unique or superior qualifications to provide the services. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.

“Restricted” non-audit services include nine specific restricted services outlined in the SEC’s rule on auditor independence. These services are not to be performed by the independent registered public accounting firm.

During 2014 and 2015, all of the services provided by Deloitte Entities for the services described above under audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee consistent with this procedure.

Policy and Procedures Regarding Transactions with Related Persons

The Board of Directors of Otter Tail Corporation has adopted a Policy and Procedures Regarding Transactions with Related Persons. This policy delegates to the Audit Committee responsibility for reviewing, approving, or ratifying transactions with “Related Persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “Related Person” includes any of the Directors or executive officers of Otter Tail Corporation, certain shareholders and their immediate families. The policy applies to transactions in which Otter Tail Corporation is a participant and a Related Person will have a direct or indirect material interest and the amount involved exceeds $120,000. Under the policy, Otter Tail Corporation management is responsible for disclosing to the Audit Committee all material information related to any covered transaction in order to give the Audit Committee an opportunity to authorize, approve, or ratify the covered transaction based upon its determination that the covered transaction is fair and reasonable and on terms no less favorable to Otter Tail Corporation than could be obtained in a comparable arm’s length transaction with an unrelated third party. A copy of the Policy and Procedures Regarding Transactions with Related Persons can be found at www.ottertail.com. For 2015 Otter Tail Corporation is unaware of any related party transactions.

Shareholder Proposals for 2017 Annual Meeting

Any holder of common shares of Otter Tail Corporation who intends to present a proposal that may properly be acted upon at the 2017 Annual Meeting of Shareholders of Otter Tail Corporation must submit such proposal to Otter Tail Corporation so that it is received at Otter Tail Corporation’s executive offices at 4334 18th Avenue SW, Suite 200, Box 9156, Fargo, North Dakota 58106-9156, on or before November 1, 2016, for inclusion in Otter Tail Corporation’s Proxy Statement and form of Proxy relating to that meeting.

If a holder of common shares wishes to present a proposal at the 2017 Annual Meeting of Shareholders, but does not wish to include it in the Proxy Statement and form of Proxy relating to that meeting, or wishes to nominate a candidate for Director, the holder must submit notice of the proposal or nomination in accordance with the procedures provided in the Otter Tail Corporation Bylaws to Otter Tail Corporation’s executive offices on or before January 11, 2017 in order for the proposal to be considered timely.

Other Business

As of the date hereof, the Board of Directors of Otter Tail Corporation is aware of no other proposals to be presented to the Annual Meeting in addition to the items described above. If any other matters properly come before the Annual Meeting, the proxies will vote thereon at their discretion.

A copy of Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, including financial statements and schedules thereto, filed with the SEC, is available without charge to shareholders. Address written requests to:

Corporate Secretary
Otter Tail Corporation
Box 9156
Fargo, ND 58106-9156

215 South Cascade Street

Box 496

Fergus Falls, Minnesota 56538-0496

4334 18th Avenue SW, Suite 200

Box 9156

Fargo, North Dakota 58106-9156

www.ottertail.com

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/ottr Use the Internet to vote your proxy until 11:59 p.m. (CDT) on April 10, 2016.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on April 10, 2016.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

The Board of Directors Recommends a Vote FOR the Election of Directors and Item 2.

1.	Election of directors:	01 Steven L. Fritze	03 Timothy J. O’Keefe	☐	Vote FOR	☐ Vote WITHHELD
		02 Kathryn O. Johnson			all nominees	from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Deloitte & Touche LLP as our independent
	registered public accounting firm for the year 2016.			☐	For ☐	Against	☐	Abstain

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

OTTER TAIL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Monday, April 11, 2016

10:00 a.m. (CDT)

Bigwood Event Center, Best Western

The Falls Inn and Suites

925 Western Avenue

(Highway 210 West & Interstate 94)

Fergus Falls, Minnesota

proxy

Solicited on behalf of the Board of Directors of

OTTER TAIL CORPORATION

The undersigned hereby appoint JOHN D. ERICKSON and JOYCE NELSON SCHUETTE (each with power to act alone and with full power of substitution) the proxies of the undersigned to vote all common shares that the undersigned is entitled to vote at the Annual Meeting of Otter Tail Corporation to be held April 11, 2016, and at any adjournment thereof, and hereby directs that this proxy be voted as instructed herein. The Board of Directors recommends voting for the election of Directors (Item 1), and for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Item 2).

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

OTTER TAIL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Monday, April 11, 2016 10:00 a.m. (CDT)
Bigwood Event Center, Best Western
The Falls Inn and Suites
925 Western Avenue
(Highway 210 West & Interstate 94)
Fergus Falls, Minnesota
Directions to the Otter Tail Corporation Annual Meeting are available in the proxy statement which can be viewed at www.ottertail.com/annual.cfm.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on April 11, 2016

Notice is hereby given that the Annual Meeting of Shareholders of Otter Tail Corporation will be held at the Bigwood Event Center, Best Western, The Falls Inn and Suites, 925 Western Avenue (Highway 210 West & Interstate 94), Fergus Falls, Minnesota on Monday, April 11, 2016, at 10:00 a.m. (CDT).

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Annual Report on Form 10K for the year ended December 31, 2015 and the 2016 Proxy Statement are available at www.ottertail.com/annual.cfm

If you want to receive a paper copy or an e-mail with links to the electronic materials, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before March 31, 2016 to facilitate timely delivery.

Matters intended to be acted upon at the meeting are listed below.

1.	To elect three directors for three-year terms ending 2019;
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2016; and
3.	To transact such other business as may properly be brought before the meeting.
The board of directors recommends a vote “for” the three nominees for election for three-year terms ending 2019 listed in the Company’s 2016 Proxy Statement, and “for” Proposal 2.

THIS IS NOT A FORM FOR VOTING

You may immediately vote your proxy on the Internet at:

www.proxypush.com/ottr

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CDT) on April 10, 2016.
•	Please have this Notice and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions to vote your proxy. Scan code to the right for mobile voting.

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

To request paper copies of the proxy materials, which include the proxy card,

proxy statement and annual report, please contact us via:

Internet/Mobile – Access the Internet and go to www.investorelections.com/ottr. Follow the instructions to log in, and order copies.
Telephone – Call us free of charge at 866-870-3684 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.
Email – Send us an email at paper@investorelections.com with “Ottr Materials Request” in the subject line. The email must include:
• The 11-digit control # located in the box in the upper right hand corner on the front of this notice.
• Your preference to receive printed materials via mail -or- to receive an email with links to the electronic materials.
• If you choose email delivery you must include the email address.
• If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last 4 digits of your Tax ID number in the email.